Exhibit 10.1
Published CUSIP Number:
$750,000,000
CREDIT AGREEMENT
Dated as of September 24, 2007
among
REINSURANCE GROUP OF AMERICA, INCORPORATED,
REINSURANCE COMPANY OF MISSOURI, INCORPORATED,
RGA REINSURANCE COMPANY,
RGA LIFE REINSURANCE COMPANY OF CANADA,
RGA REINSURANCE COMPANY (BARBADOS) LTD.,
RGA AMERICAS REINSURANCE COMPANY, LTD.,
RGA WORLDWIDE REINSURANCE COMPANY, LTD.,
RGA GLOBAL REINSURANCE COMPANY, LTD., and
RGA INTERNATIONAL REINSURANCE COMPANY LIMITED,
as Loan Parties,
BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender
and
L/C Issuer,
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Syndication Agent,
ABN AMRO BANK, N.V.,
THE BANK OF NEW YORK,
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. NEW YORK BRANCH, and
KEYBANK NATIONAL ASSOCIATION,
as Co-Documentation Agents,
and
The Other Lenders Party Hereto
BANC OF AMERICA SECURITIES LLC
and
WACHOVIA CAPITAL MARKETS, LLC,
as
Co-Lead Arrangers and Joint Book Managers

i

TABLE OF CONTENTS (continued)

TABLE OF CONTENTS (continued)

TABLE OF CONTENTS (continued)

SCHEDULES

1.01 (a)	Mandatory Cost Formula
2.01	Commitments and Applicable Percentages
2.03	Existing Letters of Credit
5.13	Subsidiaries
5.17	Identification Numbers for Loan Parties that are Foreign Subsidiaries
7.01	Existing Liens
7.02	Existing Guaranties
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS
Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C	Note
D	Compliance Certificate
E	Assignment and Assumption
F	Loan Party Request and Assumption Agreement
G	Loan Party Notice

v

CREDIT AGREEMENT
     This CREDIT AGREEMENT (“Agreement”) is entered into as of September 24, 2007, among REINSURANCE GROUP OF AMERICA, INCORPORATED, a Missouri corporation (the “Company” and a “Loan Party”), REINSURANCE COMPANY OF MISSOURI, INCORPORATED, RGA REINSURANCE COMPANY, RGA LIFE REINSURANCE COMPANY OF CANADA, RGA REINSURANCE COMPANY (BARBADOS) LTD., RGA AMERICAS REINSURANCE COMPANY, LTD., RGA WORLDWIDE REINSURANCE COMPANY, LTD., RGA GLOBAL REINSURANCE COMPANY, LTD., and RGA INTERNATIONAL REINSURANCE COMPANY LIMITED (each a “Loan Party” and, together with the Company, the “Loan Parties”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, WACHOVIA BANK, NATIONAL ASSOCIATION, as Syndication Agent, and ABN AMRO BANK, N.V., THE BANK OF NEW YORK, THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. NEW YORK BRANCH, and KEYBANK NATIONAL ASSOCIATION, as Co-Documentation Agents.
     The Company has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
     1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Adjusted Consolidated Net Worth” means, at any time, without duplication, Consolidated Net Worth less consolidated Mandatorily Redeemable Stock (except to the extent deducted in calculating Consolidated Net Worth) plus the aggregate outstanding amount of Hybrid Securities not in excess of the Hybrid Exclusion Amount, in each case, as of such time. Additionally, any mezzanine equity, Perpetual Preferred Stock or other securities issued from time to time by the Company or an affiliated special purpose entity will be accorded the same treatment as given by S&P to such mezzanine equity, Perpetual Preferred Stock or other securities.
     “Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
     “Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Aggregate Commitments” means the Commitments of all the Lenders. As of the Closing Date, the Aggregate Commitments are $750,000,000.
     “Agreement” means this Credit Agreement.
     “Alternative Currency” means each of Euro, British Sterling, Japanese Yen, Canadian Dollars and each other currency (other than Dollars) that is approved in accordance with Section 1.06.
     “Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.
     “Alternative Reserve Agreements” means documentation and commitments relating to a transaction entered into by the Company or its Subsidiaries to finance the regulatory or operational requirements, including regulatory reserve collateral requirements, of an Insurance Company, including, but not limited to: (i) the creation and financing of Captive Subsidiaries, (ii) the creation and financing of special purpose entities, (iii) entering into reinsurance arrangements with affiliated and non-affiliated parties, (iv) the issuance of notes, securities, or other obligations to affiliated and non-affiliated parties, (v) entering into financial guarantee policies, letter of credit facilities or other obligations, and/or (vi) the making of agreements ancillary to the above.
     “Anniversary Date” shall have the meaning set forth in Section 2.15(a).
     “Applicable Insurance Regulatory Authority” means, for any Insurance Company, an insurance commission or similar administrative authority or agency to which such Person is subject.
     “Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the Commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

     “Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

						Applicable
						Margin
				Applicable		for LIBOR
			Applicable	Margin for		Loans/Letter
			Margin for	LIBOR		of Credit Fee
			LIBOR	Loans/Letter		with Facility
Pricing		Facility	Loans/Letter	of Credit Fee,	Utilization	Fee and
Level	Debt Rating	Fee	of Credit Fee	with Facility Fee	Fee	Utilization Fee
1	>A+ / A1	0.05%	0.15%	0.20%	0.05%	0.250%
2	A / A2	0.06%	0.19%	0.25%	0.05%	0.300%
3	A- / A3	0.07%	0.23%	0.30%	0.05%	0.350%
4	BBB+ / Baa1	0.09%	0.31%	0.40%	0.05%	0.450%
5	<BBB / Baa2	0.12%	0.38%	0.50%	0.10%	0.600%
     “Debt Rating” means, as of any date of determination, the rating as determined by S&P and/or Moody’s (collectively, the “Debt Ratings”) of the Company’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if the respective Debt Ratings issued by foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest); (b) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply; (c) if the Company has only one Debt Rating, the Pricing Level of such Debt Rating shall apply; and (d) if the Company does not have any Debt Rating, Pricing Level 5 shall apply.
Initially, the Applicable Rate shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 4.01(a)(vii). Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.
     “Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
     “Arranger” means Banc of America Securities LLC, in its capacity as joint lead arranger and joint book manager, and Wachovia Capital Markets, LLC, in its capacity as joint lead arranger and joint book manager.
     “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another.

     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.
     “Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Consolidated Subsidiaries, including the notes thereto.
     “Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the Commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.
     “Bank of America” means Bank of America, N.A. and its successors.
     “Base Rate" means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.
     “Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.
     “Borrower Materials” has the meaning specified in Section 6.02.
     “Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:
     (a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

     (b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;
     (c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and
     (d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
     “Canadian Dollar” and “C$” mean the lawful currency of Canada.
     “Captive Subsidiary” means a Wholly Owned Subsidiary, established to facilitate transactions pursuant to any Alternative Reserve Agreement, that exclusively or primarily insures the risks of an Affiliate.
     “Cash Collateral” has the meaning specified in Section 2.03(g).
     “Cash Collateralize” has the meaning specified in Section 2.03(g).
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of Law) by any Governmental Authority.
     “Change of Control” with respect to the Company, shall be deemed to have occurred if at any time: (i) any Person, or group of Persons acting in concert, other than MetLife Inc. and its Subsidiaries, beneficially owns, directly or indirectly more than 20% of the Equity Interests of the Company entitled to vote in elections of the Board of Directors of the Company; or (ii) any Person, or group of Persons acting in concert, other than MetLife Inc. and its Subsidiaries, has the power, directly or indirectly, to elect the majority of the Board of Directors of the Company.
     “Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
     “Code” means the Internal Revenue Code of 1986.
     “Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Company pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
     “Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
     “Committed Loan” has the meaning specified in Section 2.01.
     “Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
     “Company” has the meaning specified in the introductory paragraph hereto.
     “Company Guaranty” means the Company Guaranty made by the Company in favor of the Administrative Agent and the Lenders.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit D.
     “Confirming Bank” means, with respect to any Lender or proposed Lender, any other Person which is listed on the NAIC Approved Bank List that has agreed, by delivery of an agreement between such Lender and such other Person in a written agreement satisfactory to the Administrative Agent, to (a) honor the obligations of such Lender in respect of a draft complying with the terms of a Multi-Issuer Letter of Credit, as if, and to the extent, such other Person were the “issuing bank" (in place of such Lender) named in such Multi-Issuer Letter of Credit or (b) issue such Lender’s percentage of each Multi-Issuer Letter of Credit on behalf of such Lender.
     “Consolidated Indebtedness” means, at any time, the consolidated Indebtedness of the Company and its Consolidated Subsidiaries determined in accordance with GAAP as of such time and, to the extent not otherwise included as consolidated Indebtedness of the Company and its Consolidated Subsidiaries, Guaranties by the Company or any Consolidated Subsidiary of any funded Indebtedness of a Subsidiary that is not a Consolidated Subsidiary; provided, however, for purposes of calculating the covenant contained in Section 7.11(b), Consolidated Indebtedness shall not include (i) the obligation of the Company or any Subsidiary under letters of credit and under Guaranties of reimbursement obligations with respect to such letters of credit to the extent undrawn (or, if a demand has been made under any such letter of credit, then Consolidated Indebtedness shall not include the portion of the demanded amount that has been repaid), (ii) the obligation of the Company or any Subsidiary under any Insurance Subsidiary Guaranty to the extent no demand has been made or deemed made on such Insurance Subsidiary Guaranty (or, if a demand has been made under such Insurance Subsidiary Guaranty, to the extent the demanded amount has been paid), (iii) the aggregate outstanding Indebtedness evidenced by Hybrid Securities to the extent such Indebtedness does not exceed the Hybrid Exclusion Amount, (iv) Indebtedness under Alternative Reserve Agreements to the extent neither S&P nor Moody’s includes indebtedness under such Alternative Reserve Agreements as financial leverage and (v) any additional mezzanine equity, Perpetual Preferred Stock or other securities issued from time to time by the Company or an affiliated special purpose entity to the extent that they are treated as equity by S&P. For the purpose of calculating Consolidated Indebtedness, Hybrid Securities shall be treated in a manner consistent with S&P’s treatment of such Hybrid Securities as of the later of (x) the date of such Hybrid Securities’ issuance or (y) the Closing Date.
     “Consolidated Net Worth” means, at any time, without duplication, the consolidated stockholders’ equity of the Company and its Consolidated Subsidiaries (without giving effect to any adjustments included in accumulated other comprehensive income).
     “Consolidated Subsidiary” means, with respect to any Person at any time, any other Person the accounts of which would be consolidated with those of such first Person in its consolidated financial statements at such time.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
     “Debt Rating” has the meaning specified in the definition of “Applicable Rate.”
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     “Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate and any Mandatory Cost) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Committed Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder (unless such failure has been cured), (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
     “Dollar” and “$” mean lawful money of the United States.
     “Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.
     “Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
     “Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v), (vi), and (vii) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).
     “EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.
     “EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
     “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.
     “Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
     “Eurocurrency Rate” means, for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
     “Eurocurrency Rate Loan” means a Committed Loan that bears interest at a rate based on the Eurocurrency Rate. Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Committed Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.
     “Event of Default” has the meaning specified in Section 8.01.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Loan Party is located and (c) except as provided in the following sentence, in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the applicable Loan Party with respect to such withholding tax pursuant to Section 3.01(a). Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of a Foreign Obligor to any Lender hereunder or under any other Loan Document, provided that such Lender shall have complied with the last paragraph of Section 3.01(e).
     “Existing Credit Agreement” means that certain Credit Agreement dated as of September 29, 2005 (as it may have been amended, modified or restated) among the Company, certain additional loan parties, the Bank of New York, as agent, and a syndicate of lenders.
     “Existing Guaranty” means (a) any Guaranty outstanding on the Closing Date, to the extent set forth on Schedule 7.02, and (b) any Guaranty that constitutes a renewal, extension or replacement of an Existing Guaranty, but only if (i) at the time such Guaranty is entered into and immediately after giving effect thereto, no Default would exist, (ii) such Guaranty is binding only on the obligor or obligors under the Guaranty so renewed, extended or replaced, (iii) the principal amount of the obligations Guaranteed by such Guaranty does not exceed the principal amount of the obligations Guaranteed by the Guaranty so renewed, extended or replaced at the time of such renewal, extension or replacement and (iv) the obligations Guaranteed by such Guaranty bear interest at a rate per annum not exceeding the rate borne by the obligations Guaranteed by the Guaranty so renewed, extended or replaced except for any increase that is commercially reasonable at the time of such increase.
     “Existing Letters of Credit” means the letters of credit issued under the Existing Credit Agreement and more specifically listed on Schedule 2.03.
     “Existing Maturity Date” shall have the meaning set forth in Section 2.15(a).
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

     “Fee Letter” means the letter agreement, dated as of August 6, 2007 among the Company, the Administrative Agent and the Arranger.
     “Foreign Lender” means, with respect to any Loan Party, any Lender that is organized under the laws of a jurisdiction other than that in which such Loan Party is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Obligor” means a Loan Party that is a Foreign Subsidiary.
     “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “Fronted Letters of Credit” means the letters of credit issued under Section 2.03 that are not specifically designated as Multi-Issuer Letters of Credit.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Guarantee” or “Guaranty” means, as to any Person, any obligation, contingent or otherwise, of such Person (a) to pay any Liability of any other Person or to otherwise protect, or having the practical effect of protecting, the holder of any such Liability against loss (whether such obligation arises by virtue of such Person being a partner of a partnership or participant in a joint venture or by agreement to pay, to keep well, to purchase assets, goods, securities or services or to take or pay, or otherwise) or (b) incurred in connection with the issuance by a third Person of a Guaranty of any Liability of any other Person (whether such obligation arises by agreement to reimburse or indemnify such third Person or otherwise). The term “Guarantee” as a verb has a corresponding meaning.
     “Hybrid Exclusion Amount” means, on the date of determination, an amount equal to 15% of the sum of (i) the Hybrid Securities outstanding on such date, (ii) Consolidated

Indebtedness as of such date (excluding, to the extent otherwise included, Hybrid Securities) and (iii) the Consolidated Net Worth as of such date (excluding, to the extent otherwise included, Hybrid Securities).
     “Hybrid Securities” shall mean, at any time, trust preferred securities, deferrable interest subordinated debt securities, mandatory convertible debt or other hybrid securities issued by the Company or any other Loan Party that (i) are accorded equity treatment by S&P and (ii) that, by their terms (or by the terms of any security into which they are convertible for or which they are exchangeable) or upon the happening of any event or otherwise, do not mature or are not mandatorily redeemable or are not subject to any mandatory repurchase requirement, at any time on or prior to the date which is six months after the Maturity Date.
     “Indebtedness” of any Person means (in each case, whether such obligation is with full or limited recourse) (a) any obligation of such Person for borrowed money, (b) any obligation of such Person evidenced by a bond, debenture, note or other similar instrument, (c) any obligation of such Person to pay the deferred purchase price of property or services, except a trade account payable that arises in the ordinary course of business but only if and so long as the same is payable on customary trade terms, (d) any obligation of such Person as lessee under a capital lease, (e) any Mandatorily Redeemable Stock of such Person owned by any Person other than such Person or a Wholly Owned Subsidiary of such Person (the amount of such Mandatorily Redeemable Stock to be determined for this purpose as the higher of the liquidation preference of and the amount payable upon redemption of such Mandatorily Redeemable Stock), (f) any obligation, contingent or otherwise, of such Person to reimburse any other Person in respect of amounts paid under a letter of credit or other Guaranty issued by such other Person other than any such reimbursement obligation in respect of performance bonds and letters of credit to provide security for worker’s compensation claims incurred in the ordinary course of business to the extent that such reimbursement obligation does not remain outstanding after it becomes non-contingent, (g) any obligation with respect to an interest rate or currency swap or similar obligation obligating such Person to make payments, whether periodically or upon the happening of a contingency, except that if any agreement relating to such obligation provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount thereof, (h) any Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any asset of such Person and (i) any Indebtedness of others Guaranteed by such Person.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitees” has the meaning specified in Section 10.04(b).
     “Information” has the meaning specified in Section 10.07.
     “Initial Credit Extension” means the first Credit Extension made under this Agreement.
     “Insurance Company” means any Subsidiary which is engaged primarily in the underwriting of insurance or reinsurance.

     “Insurance Subsidiary Guaranty” means any Guaranty issued by the Company or a Subsidiary guaranteeing the liability of any Subsidiary that is an Insurance Company in respect of any reinsurance underwritten by such Subsidiary or in connection with an Alternative Reserve Agreement (other than any Alternative Reserve Agreement that is non-recourse to the Company or any Subsidiary).
     “Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.
     “Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Company in its Committed Loan Notice; provided that:
     (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (c) no Interest Period shall extend beyond the Maturity Date.
     “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
     “Irish L/C Issuer” means a Lender hereunder which is an Irish credit institution licensed under the Central Banks Acts 1971-2004 or a credit institution that is authorized to carry on the activities set forth in the Schedule to the European Communities (Licensing and Supervision of Credit Institutions) Regulations 1992 (as amended) (including, but not limited to, providing guarantees, letters of credit and commitments) within Ireland by the establishment of a branch or by way of the provision of services, and the undertaking or provision of such activities is in accordance with such credit institution’s authorization.
     “IRS” means the United States Internal Revenue Service.
     “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
     “Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Company (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.
     “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, treaties, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities of any Governmental Authority.
     “L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars.
     “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed within one Business Day of the date made or refinanced as a Committed Borrowing. All L/C Borrowings shall be denominated in Dollars.
     “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
     “L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder; provided, however, that the Company shall be entitled to appoint up to two additional Lenders as L/C Issuers with the consent of the Administrative Agent, which consent shall not be unreasonably withheld.
     “L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
     “Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.
     “Letter of Credit” means any standby letter of credit issued hereunder. Letters of Credit may be issued in Dollars or in an Alternative Currency. Letters of Credit may be Multi-Issuer Letters of Credit as provided in Section 2.03(m).
     “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
     “Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
     “Letter of Credit Fee” has the meaning specified in Section 2.03(i).
     “Liability” of any Person means (in each case, whether with full or limited recourse) any Indebtedness, liability, obligation, covenant or duty of or binding upon, or any term or condition to be observed by or binding upon, such Person or any of its assets, of any kind, nature or description, direct or indirect, absolute or contingent, due or not due, contractual or tortuous, liquidated or unliquidated, whether arising under contract, applicable law, or otherwise, whether now existing or hereafter arising, and whether for the payment of money or the performance or non-performance of any act.
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
     “Loan” means an extension of credit by a Lender to the Company under Article II in the form of a Committed Loan or a Swing Line Loan.
     “Loan Documents” means this Agreement, each Note, each Issuer Document, the Fee Letter and the Company Guaranty.
     “Loan Parties” has the meaning specified in the recitals hereto.
     “Mandatorily Redeemable Stock” means, with respect to any Person, any share of such Person’s Equity Interests to the extent that it is (a) redeemable, payable or required to be purchased or otherwise retired or extinguished, or convertible into any Indebtedness or other Obligation of such Person, (i) at a fixed or determinable date, whether by operation of a sinking fund or otherwise, (ii) at the option of any Person other than such Person or (iii) upon the occurrence of a condition not solely within the control of such Person, such as a redemption required to be made out of future earnings or (b) convertible into Mandatorily Redeemable Stock.

     “Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01(a).
     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the results of operations, business, properties, or financial condition of the Company or the Company and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any of the Loan Documents or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
     “Material Subsidiary” means any Loan Party and any other Subsidiary as to which (a) the aggregate gross revenues of itself and its Subsidiaries (as determined on a consolidated basis in accordance with GAAP) for its most recently ended fiscal year are greater than or equal to 10% of the aggregate gross revenues of the Company and its Consolidated Subsidiaries (as determined on a consolidated basis in accordance with GAAP) for such fiscal year or (b) the aggregate equity capital of itself and its Subsidiaries (as determined on a consolidated basis in accordance with GAAP) at such time are greater than or equal to 10% of the aggregate equity capital of the Company and its Subsidiaries (as determined on a consolidated basis in accordance with GAAP) at such time.
     “Maturity Date” means the later of (a) September 24, 2012 and (b) if maturity is extended pursuant to Section 2.15, such extended maturity date as determined pursuant to such Section; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
     “Model Act” means the Risk-Based Capital for Life and/or Health Insurers Model Act and the rules, regulations and procedures prescribed from time to time by the NAIC with respect thereto, in each case as amended, modified or supplemented from time to time by the NAIC.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     “Multi-Issuer Letters of Credit” means the letters of credit issued under Section 2.03(m).
     “NAIC” means the National Association of Insurance Commissioners or any successor thereto.
     “NAIC Approved Bank” means (a) any Person that is a bank or other financial institution listed on the NAIC Approved Bank List or (b) any Lender as to which its Confirming Bank is a bank or other financial institution listed on the NAIC Approved Bank List.
     “NAIC Approved Bank List” means the most current “Bank List” of banks or other financial institutions approved by the NAIC.

     “Note” means a promissory note made by the Company in favor of a Lender evidencing Credit Extensions made by such Lender to the Company, substantially in the form of Exhibit C.
     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Outstanding Amount” means (i) with respect to Committed Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Committed Loans occurring on such date; (ii) with respect to Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swing Line Loans occurring on such date; and (iii) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Company of Unreimbursed Amounts.
     “Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.
     “Participant” has the meaning specified in Section 10.06(d).
     “Participating Lender” means, from time to time, with respect to any Multi-Issuer Letter of Credit, a Lender that is unable due to regulatory restrictions or other legal impediments to issue such Multi-Issuer Letter of Credit because of its relationship to the beneficiary and/or a Lender that is not, or that loses its status as, an NAIC Approved Bank.
     “Participating Member State” means each state so described in any EMU Legislation.
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
     “Permitted Guaranty” means any Guaranty that (a) is an endorsement of a check for collection in the ordinary course of business, (b) constitutes Indebtedness permitted under Section 7.03, or (c) is an Insurance Subsidiary Guaranty.
     “Permitted Liens” means
     (a) any Lien securing and only securing the obligations of one or more Loan Parties under the Loan Documents;
     (b) any Lien securing a tax, assessment or other governmental charge or levy or the claim of a materialman, mechanic, carrier, warehouseman or landlord for labor, materials, supplies or rentals incurred in the ordinary course of business, but only if payment thereof shall not at the time be required to be made in accordance with Section 6.04 and foreclosure, distraint, sale or other similar proceedings shall not have been commenced;
     (c) any Lien on the properties and assets of a Subsidiary of any Loan Party securing an obligation owing to such Loan Party;
     (d) any Lien consisting of a deposit or pledge made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation;
     (e) any Lien arising pursuant to an order of attachment, distraint or similar legal process arising in connection with legal proceedings, but only if and so long as the execution or other enforcement thereof is not unstayed for more than 30 days;

     (f) any Lien existing on (i) any property or asset of any Person at the time such Person becomes a Subsidiary or (ii) any property or asset at the time such property or asset is acquired by the Company or a Subsidiary, but only, in the case of either (i) or (ii), if and so long as (A) such Lien was not created in contemplation of such Person becoming a Subsidiary or such property or asset being acquired, (B) such Lien is and will remain confined to the property or asset subject to it at the time such Person becomes a Subsidiary or such property or asset is acquired and to fixed improvements thereafter erected on such property or asset, (C) such Lien secures only the obligation secured thereby at the time such Person becomes a Subsidiary or such property or asset is acquired and (D) the obligation secured by such Lien is not in default;
     (g) any Lien in existence on the Closing Date to the extent set forth on Schedule 7.01, but only, in the case of each such Lien, to the extent it secures an obligation outstanding on the Agreement Date to the extent set forth on such Schedule;
     (h) nonconsensual Liens incurred in the ordinary course of business in favor of financial intermediaries and clearing agents pending clearance of payments for Investment;
     (i) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Loan Parties in excess of those set forth by regulations promulgated by the Board of Governors of the United States Federal Reserve System, and (ii) such deposit account is not intended by the Loan Parties or any Subsidiary to provide collateral to the depository institution;
     (j) Liens consisting of deposits made by any Insurance Company with the insurance regulatory authority in its jurisdiction of formation or other statutory Liens or Liens or claims imposed or required by applicable insurance law or regulation against the assets of any Insurance Company, in each case in favor of all policyholders of such Insurance Company and in the ordinary course of such Insurance Company’s business;
     (k) any Lien on (i) Investments and cash balances of any Subsidiary formed in connection with an Alternative Reserve Agreement, and (ii) Investments and cash balances of any Captive Subsidiary (including the Equity Interests of such Captive Subsidiary) in each case, securing obligations of such Subsidiary and such Captive Subsidiary in connection with an Alternative Reserve Agreement;
     (l) any Lien on Investments and cash balances of the Company to secure its obligations to a Captive Subsidiary or any Subsidiary formed in connection with an Alternative Reserve Agreement;
     (m) any Lien on Investments and cash balances of any Insurance Company (other than any Equity Interests of any Subsidiary) securing obligations of such Person in respect of (i) letters of credit obtained in the ordinary course of business to support reinsurance liabilities of any Insurance Company, (ii) trust arrangements formed in the ordinary course of business for the benefit of cedents to secure reinsurance recoverables owed to them by any Insurance Company, or (iii) other security arrangements in connection with reinsurance agreements or regulatory requirements;
     (n) Liens securing repayment of funds advanced to the Company and its Subsidiaries under custody agreements, securities lending arrangements, securities clearing agreements and similar arrangements entered into in the ordinary course of business;
     (o) Liens securing the obligations of the Company or any Subsidiary under or in connection with a Swap Contract;
     (p) Liens in connection with any repurchase agreement, buy-sell agreement, customer account agreement or similar agreement or instrument on assets or property transferred by the Company or any Subsidiary thereunder, securing the obligation of the Company or such Subsidiary to repurchase or buy such assets or property as well as its other obligations under such repurchase agreement, buy/sell agreement, customer account agreement or similar agreement or instrument;
     (q) Liens in favor of the Federal Home Loan Bank (the “FHLB”) to secure loans made by the FHLB to the Company or any Material Subsidiary in the ordinary course of business;
     (r) any Lien constituting a renewal, extension or replacement of a Lien constituting a Permitted Lien by virtue of clauses (f) and (g) of this definition, but only if (i) at the time such Lien is granted and immediately after giving effect thereto, no Default would exist, (ii) such Lien is limited to all or a part of the property or asset that was subject to the Lien so renewed, extended or replaced and to fixed improvements thereafter erected on such property or asset, (iii) the principal amount of the obligations secured by such Lien does not exceed the principal amount of the obligations secured by the Lien so renewed, extended or replaced and (iv) the obligations secured by such Lien bear interest at a rate per annum not exceeding the rate borne by the obligations secured by the Lien so renewed, extended or replaced except for any increase that is commercially reasonable at the time of such increase; and
     (s) Liens not otherwise permitted hereunder so long as the aggregate outstanding principal amount of Indebtedness secured thereby does not exceed at the time of the incurrence of any such Indebtedness, $200,000,000.
     “Perpetual Preferred Stock” means preferred stock issued from time to time by the Company or an affiliated special purpose entity which preferred stock is not redeemable at the option of the holder thereof.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Company or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
     “Platform” has the meaning specified in Section 6.02.

     “Preferred Securities” shall mean any preferred Equity Interests of such Person that has preferential rights with respect to dividends or redemptions or upon liquidation or dissolution of such Person over shares of common Equity Interests of any other class of such Person.
     “Public Lender” has the meaning specified in Section 6.02.
     “Rated Change of Control” means a Change of Control where each Person whose acquisition of ownership causes such Change of Control to occur has an unsecured senior debt rating from Moody’s or S&P, on the effective date of such Change of Control, equal to or better than that of MetLife Inc.
     “RCM” means Reinsurance Company of Missouri, Incorporated, a Missouri corporation.
     “Register” has the meaning specified in Section 10.06(c).
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Repayment Notice” has the meaning specified in Section 9.03.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
     “Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
     “Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the Commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans (including a Participating Lender’s risk participation in Multi-Issuer Letters of Credit) being deemed “held” by such Lender for purposes of this definition; provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

     “Restricted Payment” means any dividend or other distribution with respect to any Equity Interest of any Loan Party, or any payment, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to such Loan Party’s stockholders, partners or members (or the equivalent Person thereof). For purposes of this definition, a “dividend”, “distribution” or “payment” shall include the transfer of any asset or the incurrence of any Indebtedness or other Liability (the amount of any such payment to be the fair market value of such asset or the amount of such obligation, respectively), but shall not include the issuance by a Loan Party to the holder of a class or series of a class of any Equity Interest of the same class and, if applicable, series, other than, in any case, Mandatorily Redeemable Stock.
     “Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require.
     “RGA” means Reinsurance Group of America, Incorporated, a Missouri corporation.
     “RGA Americas” means RGA Americas Reinsurance Company, Ltd., a company organized under the laws of Barbados.
     “RGA Barbados” means RGA Reinsurance Company (Barbados) Ltd., a company organized under the laws of Barbados.
     “RGA Canada” means RGA Life Reinsurance Company of Canada, a company organized under the laws of Canada.
     “RGA Global” means RGA Global Reinsurance Company, Ltd., a company organized under the laws of Bermuda.
     “RGA International” means RGA International Reinsurance Company Limited, a company organized under the laws of Ireland.
     “RGA Re” means RGA Reinsurance Company, a corporation organized under the laws of the state of Missouri.
     “RGA Worldwide” means RGA Worldwide Reinsurance Company, Ltd., a company organized under the laws of Barbados.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

     “Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
     “SAP" means, for any Insurance Company, the statutory accounting procedures or practices prescribed or permitted by the Applicable Insurance Regulatory Authority applied on a consistent basis.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.
     “Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.
     “Statutory Statement” means, for any Insurance Company, for any fiscal year of such Insurance Company, the most recent annual statement required to be filed with the Applicable Insurance Regulatory Authority and, for any fiscal quarter or other applicable period of such Insurance Company, the statement required by Section 6.02(d), which statement shall be prepared in accordance with SAP.
     “Sterling” and “£” mean the lawful currency of the United Kingdom.
     “Stop Funding Notice” has the meaning ascribed to such term in Section 4.02(e).
     “subsidiary” means, with respect to any Person, any corporation or other entity of which the securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other person performing similar functions are at the time directly or indirectly owned by such Person.
     “Subsidiary” means a subsidiary of a Loan Party.

     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     “Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.
     “Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
     “Swing Line Loan” has the meaning specified in Section 2.04(a).
     “Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.
     “Swing Line Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.
     “TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

     “Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
     “Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.
     “UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance.
     “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
     “United States” and “U.S.” mean the United States of America.
     “Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
     “Wholly Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person all of the Equity Interests of which (except directors’ qualifying shares) are, directly or indirectly, owned or Controlled by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more of such Subsidiaries; unless otherwise specified, “Wholly Owned Subsidiary” means a Wholly Owned Subsidiary of the Company.
     “Withdrawing Lender” has the meaning specified in Section 2.05(d).
     “Yen” and “¥” mean the lawful currency of Japan.
     1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     1.03 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, or, in the case of an Insurance Company, SAP, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
     (b) Changes in GAAP or SAP. If at any time any change in GAAP, or, in the case of an Insurance Company, SAP, would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or SAP, as applicable, (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP or SAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or SAP.
     (c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Company and its Subsidiaries or to the determination of any amount for the Company and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Company is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.
     1.04 Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     1.05 Exchange Rates; Currency Equivalents. (a) The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.
     (b) Wherever in this Agreement in connection with a Committed Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Committed Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.
     1.06 Change of Currency. (a) Each obligation of the Loan Parties to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Committed Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Committed Borrowing, at the end of the then current Interest Period.
     (b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time reasonably specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
     (c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time reasonably specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

     1.07 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).
     1.08 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS
     2.01 Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Company in Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.
     2.02 Borrowings, Conversions and Continuations of Committed Loans.
     (a) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Company’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Committed Loans, (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, and (iii) on the requested date of any Borrowing of Base Rate Committed Loans. Each telephonic notice by the Company pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Committed Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Company is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, and (vi) the currency of the Committed Loans to be borrowed. If the Company fails to specify a currency in a Committed Loan Notice requesting a Borrowing, then the Committed Loans so requested shall be made in Dollars. If the Company fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Committed Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Company requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Committed Loan may be converted into or continued as a Committed Loan denominated in a different currency, but instead must be prepaid in the original currency of such Committed Loan and reborrowed in the other currency.
     (b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Committed Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Committed Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Committed Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the Initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Company in like funds as received by the Administrative Agent either by (i) crediting the account of the Company on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing denominated in Dollars is given by the Company, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the Company as provided above.

     (c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.
     (d) The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
     (e) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Committed Loans.
     2.03 Letters of Credit.
     (a) The Letter of Credit Commitment.
     (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date (in conformity with Section 2.03(a)(ii)(B)), to issue Letters of Credit denominated in Dollars or an Alternative Currency for the account of the Company, on its own behalf or on behalf of any of the Loan Parties, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Company or any Loan Party and any drawings thereunder (which, subject to Section 3.06, may be through any domestic or foreign branch or Affiliate of such Lender); provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Aggregate Commitments, and (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment. Multi-Issuer Letters of Credit may be issued in Dollars or in Alternative Currencies. Each request for a Letter of Credit shall designate whether such Letter of Credit shall be issued as a Multi-Issuer Letter of Credit under Section 2.03(m) or as a Fronted Letter of Credit. This Section 2.03 shall apply to all Multi-Issuer Letters of Credit; provided that in the case of any inconsistency between the general provisions of Section 2.03 and Section 2.03(m), the provisions of such Section 2.03(m) shall govern Multi-Issuer Letters of Credit. Each request by the Company for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Company that the L/C Credit Extension so requested complies with the conditions set forth in the provisos to the first sentence of this paragraph. Within the foregoing limits, and subject to the terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
     (ii) The L/C Issuer shall not issue any Letter of Credit, if:
     (A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal or extension, unless the Lenders have approved such expiry date; or
     (B) the expiry date of such requested Letter of Credit (including Multi-Issuer Letters of Credit issued under Section 2.03(m)) would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.
     (iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
     (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;
     (B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;
     (C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount of less than $500,000;
     (D) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit or Multi-Issuer Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;
     (E) the L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;

     (F) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or
     (G) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Company or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.
     (iv) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
     (v) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
     (b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
     (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Company. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; (H) whether the Letter of Credit shall be issued as a Fronted Letter of Credit or a Multi-Issuer Letter of Credit, and (I) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require.

Additionally, the Company shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.
     (ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Company and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company or the applicable Loan Party or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Fronted Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Fronted Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Fronted Letter of Credit.
     (iii) If the Company so requests in any applicable Letter of Credit Application, the L/C Issuer shall issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof on a date that is not later than sixty (60) days prior to the then existing expiration date or such other date to be agreed upon at the time such Letter of Credit is issued (the “Non-Extension Notice Date”) in each such twelve-month period. The Company shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

     (iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
     (v) Notwithstanding any other provision of this Agreement, only an Irish L/C Issuer shall issue Letters of Credit for the account of RGA International (or any other Subsidiary organized under the laws of Ireland that is added as a Loan Party pursuant to the terms of this Agreement) and such Irish L/C Issuer shall only issue Fronted Letters of Credit for the account of RGA International or such additional Irish Loan Party. No other Letter of Credit shall be issued by any Lender, pursuant to this Agreement or otherwise, for the account of RGA International or such additional Irish Loan Party. Immediately upon the issuance by an Irish L/C Issuer of each such Fronted Letter of Credit for RGA International or such additional Irish Loan Party, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such Irish L/C Issuer a risk participation in such Fronted Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Fronted Letter of Credit.
     (c) Drawings and Reimbursements; Funding of Participations.
     (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Company and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Company shall reimburse the L/C Issuer in such Alternative Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Company shall have notified the L/C Issuer promptly following receipt of the notice of drawing that the Company will reimburse the L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the Company of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than noon on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Company shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency, provided that, in the event notice of drawing under such Letter of Credit is not provided to the Company by 10:00 a.m., then the Honor Date shall be the following Business Day with respect to such drawing. If the Company fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Company shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
     (ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.
     (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Company shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
     (iv) Until a Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.
     (v) Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Company, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Company of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Company to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

     (vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
     (d) Repayment of Participations.
     (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in Dollars and in the same funds as those received by the Administrative Agent.
     (ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     (e) Obligations Absolute. The obligation of the Company to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay any L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
     (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
     (ii) the existence of any claim, counterclaim, setoff, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
     (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
     (iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law, unless the L/C Issuer was grossly negligent in making such payment;
     (v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Company or any Subsidiary or in the relevant currency markets generally; or
     (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any Subsidiary.
     The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will promptly notify the L/C Issuer in writing after receipt of such copy from the L/C Issuer. The Company shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such written notice is given as aforesaid.
     (f) Role of L/C Issuer. Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any

Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Company may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company or the Loan Party for whose account a Letter of Credit was issued which are determined to have been caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The Administrative Agent shall receive all protections granted to the L/C Issuer under this Agreement in acting as the Administrative Agent with respect to Multi-Issuer Letters of Credit.
     (g) Cash Collateral. (i) Upon the request of the Administrative Agent, (A) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (B) if, as of the Maturity Date, any L/C Obligation for any reason remains outstanding, the Company (or the Loan Party for whose account the applicable Letter of Credit was issued) shall immediately Cash Collateralize, the case of (A) above, the amount drawn under such Letter of Credit that resulted in an L/C Borrowing, and in the case of (B) above, the then Outstanding Amount of all L/C Obligations (with respect to a Loan Party other than the Company, on a Loan Party by Loan Party basis).
     (ii) The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.
     (iii) Sections 2.05, 2.15 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05, 2.15 and Section 8.02(c), “Cash Collateralize” means to deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances (such cash or deposit account balances hereinafter referred to as “Cash Collateral”) pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. To the extent Cash Collateral is provided hereunder, the Company or such other Loan Party, as the case may be, shall grant to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing owned by the Company or such other Loan Party, as the case may be, as security for the Company’s (or the applicable Loan Party’s) obligations hereunder. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.
     (h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Company when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP or the UCP shall apply to each standby Letter of Credit.
     (i) Letter of Credit Fees. The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
     (j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Company shall pay directly to the L/C Issuer for its own account, in Dollars, a letter of credit fronting fee with respect to each Fronted Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the Dollar Equivalent of the daily amount available to be drawn under such Fronted Letter of Credit on a quarterly basis in arrears. Such letter of credit fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Fronted Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Fronted Letter of Credit, the amount of such Fronted Letter of Credit shall be determined in accordance with Section 1.08. In addition, the Company shall pay directly to the L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within five days after demand and are nonrefundable.
     (k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
     (l) Letters of Credit Issued for Loan Parties. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a

Loan Party other than the Company, the Company shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of a Loan Party inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Loan Parties.
     (m) Special Provisions for Multi-Issuer Letters of Credit.
     (i) General Provisions. Notwithstanding anything contained in this Section 2.03, subject to the terms and conditions set forth herein, at the request of the Company on behalf of any Loan Party, each Lender that is not a Participating Lender severally agrees from time to time during the period from the Closing Date to the Letter of Credit Expiration Date to issue Multi-Issuer Letters of Credit for the account of such Loan Party. Subject to Sections 3.06 and 2.03(m)(v), Multi-Issuer Letters of Credit may be issued through any domestic or foreign branch or Affiliate of such Lender. Each Multi-Issuer Letter of Credit shall be in such form as is agreed to by the Administrative Agent, L/C Issuer and the Company; provided that without the prior consent of each Lender, no Multi-Issuer Letter of Credit may be issued that would vary the several and not joint nature of the obligations of the Lenders thereunder as provided in the next succeeding sentence. Each Multi-Issuer Letter of Credit shall be issued by all of the Lenders (other than any Participating Lender,), acting through the Administrative Agent, at the time of issuance as a single multi-bank letter of credit, but the obligation of each Lender thereunder shall be several and not joint, based upon its Applicable Percentage of the aggregate undrawn amount of such Multi-Issuer Letter of Credit. Multi-Issuer Letters of Credit shall constitute utilization of the Commitments. In the case of a Participating Lender, a Multi-Issuer Letter of Credit shall be issued by a Confirming Bank on its behalf. Notwithstanding anything to the contrary contained in this Section 2.03(m), no Multi-Issuer Letters of Credit shall be issued for the account of RGA International or any other Irish Loan Party.
     (ii) Adjustment of Commitment Percentages under Multi-Issuer Letters of Credit. Upon (A) each reduction of the Commitments pursuant to Section 2.06, (B) each increase of the Commitments pursuant to Section 2.16 or (C) the assignment by a Lender of all or a portion of its Commitment and its interests in the Multi-Issuer Letters of Credit pursuant to Section 10.06, the Administrative Agent shall promptly notify each beneficiary under an outstanding Multi-Issuer Letter of Credit of the Lenders that are parties to such Multi-Issuer Letter of Credit and their respective Applicable Percentages as of the effective date of, and after giving effect to, such increase or assignment, as the case may be.
     (iii) Issuance and Administration of Multi-Issuer Letters of Credit. Each Multi-Issuer Letter of Credit shall be executed and delivered by the Administrative Agent in the name and on behalf of, and as attorney-in-fact for, each Lender party to such Multi-Issuer Letter of Credit, and the Administrative Agent shall act under each Multi-Issuer Letter of Credit, and each Multi-Issuer Letter of Credit shall expressly provide that the Administrative Agent shall act, as the agent of each Lender to (A) receive drafts, other demands for payment and other documents presented by the beneficiary under such

Multi-Issuer Letter of Credit, (B) determine whether such drafts, demands and documents are in compliance with the terms and conditions of such Multi-Issuer Letter of Credit and (C) notify such Lender and the Company that a valid drawing has been made and the date that the related L/C Borrowing is to be made; provided that the Administrative Agent shall have no obligation or liability for any L/C Borrowing under such Multi-Issuer Letter of Credit, and each Multi-Issuer Letter of Credit shall expressly so provide. Each Lender hereby irrevocably appoints and designates the Administrative Agent as its attorney-in-fact, acting through any authorized officer of Bank of America, to execute and deliver in the name and on behalf of such Lender each Multi-Issuer Letter of Credit to be issued by such Lender hereunder. Promptly upon the request of the Administrative Agent, each Lender will furnish to the Administrative Agent such powers of attorney or other evidence as any beneficiary of any Multi-Issuer Letter of Credit may request in order to demonstrate that the Administrative Agent has the power to act as attorney-in-fact for such Lender to execute and deliver such Multi-Issuer Letter of Credit.
     (iv) Disbursement Procedures for Multi-Issuer Letters of Credit. Each Multi-Issuer Letter of Credit shall expressly provide that a beneficiary may draw on such Multi-Issuer Letter of Credit by presentation of a draft to the Administrative Agent. Each Lender hereby undertakes, severally and not jointly, that drafts drawn under and in strict compliance with the terms of a Multi-Issuer Letter of Credit shall be duly honored by paying such Lender’s Applicable Percentage of such draft to the Administrative Agent. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly following receipt by the Administrative Agent of any payment from a Loan Party pursuant to Section 2.03(c), the Administrative Agent shall distribute such payment pro rata to the Lenders, to the extent that the Lenders have made payments on a draft pursuant to this paragraph or such Multi-Issuer Letter of Credit, as their interests may appear. Any payment made by a Lender pursuant to this paragraph shall not relieve the applicable Loan Party of its obligation to reimburse such draft. To the extent that Same Day Funds are received by the Administrative Agent from the Lenders prior to 2:00 p.m. with respect to a drawing under a Multi-Issuer Letter of Credit, the Administrative Agent shall promptly make such funds available to the beneficiary of such Multi-Issuer Letter of Credit on such date. Unless the Administrative Agent receives notice from a Lender prior to any drawing under a Multi-Issuer Letter of Credit with respect to a Multi-Issuer Letter of Credit that such Lender will not make available as and when required hereunder to the Administrative Agent the amount of such Lender’s Applicable Percentage on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent in Same Day Funds on such date and the Administrative Agent may (but shall not be required), in reliance upon such assumption, make available to the beneficiary of the related Multi-Issuer Letter of Credit on such date such Lender’s Applicable Percentage.
     (v) Confirming Bank and Participating Lenders. If any Lender (or domestic or foreign branch or Affiliate of such Lender, as applicable) at any time is not or ceases to be listed on the NAIC Approved Bank List, or otherwise notifies the Administrative Agent that it shall be treated as a Participating Lender requiring a Confirming Bank, then until such Lender is so listed, such Lender shall cause a Confirming Bank to issue a confirmation of the obligations of such Lender in respect of a draft complying with the terms of each Multi-Issuer Letter of Credit, regardless of when such Multi-Issuer Letter of Credit was issued. Neither the Administrative Agent nor any Lender shall be required to act as a Confirming Bank unless it specifically agrees to act as a Confirming Bank for a Participating Lender. Each Participating Lender agrees that it hereby purchases a risk participation in the obligations of the Confirming Bank under any such Multi-Issuer Letter of Credit in an amount equal to such Participating Lender’s Applicable Percentage, and each such Participating Lender’s Applicable Percentage of such Multi-Issuer Letter of Credit shall be issued by the Confirming Bank. Each Participating Lender with respect to a Multi-Issuer Letter of Credit shall pay to the Confirming Bank a fronting fee computed on the risk participation purchased by such Participating Lender from the Confirming Bank with respect to such Multi-Issuer Letter of Credit at a rate per annum to be agreed upon between the Participating Lender and the Confirming Bank, which unless otherwise agreed between such Participating Lender and the Confirming Bank shall be paid by reducing the Letter of Credit Fee otherwise payable to such Participating Lender and paying the same to the Confirming Bank.
2.04 Swing Line Loans.
     (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans in Dollars (each such loan, a “Swing Line Loan”) to the Company from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and provided, further, that the Company shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.
     (b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Company’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $500,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing

Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Company at its office in Same Day Funds either by (i) crediting the account of the Company on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company.
     (c) Refinancing of Swing Line Loans.
     (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Company (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Committed Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Company with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
     (ii) If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Committed Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

     (iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
     (iv) Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swing Line Loans, together with interest as provided herein.
     (d) Repayment of Participations.
     (i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.
     (ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

     (e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Company for interest on the Swing Line Loans. Until each Lender funds its Base Rate Committed Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.
     (f) Payments Directly to Swing Line Lender. The Company shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
     2.05 Prepayments. (a) The Company may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (B) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies, and (C) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurocurrency Rate Loans denominated in Dollars shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; (iii) any prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies shall be in a minimum principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iv) any prepayment of Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.
     (b) The Company may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000, or, if less, the entire principal amount thereof outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
     (c) If the Administrative Agent notifies the Company at any time that the Total Outstandings at such time exceed the Aggregate Commitments then in effect, then, within two Business Days after receipt of such notice, the Company shall prepay Loans and/or the Company shall Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Aggregate Commitments then in effect; provided, however, that the Company shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Loans the Total Outstandings exceed the Aggregate Commitments then in effect, and provided, further that the Loan Party for whose account an outstanding Letter of Credit was issued may Cash Collateralize the L/C Obligations with respect to such Letter of Credit in lieu of the Company Cash Collateralizing such L/C Obligations, and, in such event, such Cash Collateral shall be applied only to the L/C Obligations of such Loan Party. The Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations.
     (d) Mandatory Repayment and Other Actions upon Change of Control.
     (i) If a Change of Control other than a Rated Change of Control shall be deemed to have occurred and one or more Lenders shall have delivered a Repayment Notice (each such Lender, a “Withdrawing Lender”), the Administrative Agent, upon notice to the Company, shall require each Loan Party for whose account Credit Extensions were made, to and each such Loan Party shall, no later than the fifteenth day following the date such notice is given (A) prepay the principal of and interest on the Loans and the Notes of, and all other amounts owing by such Loan Party under the Loan Documents to, each Withdrawing Lender, and (B) to the extent of any outstanding Letters of Credit issued for the account of such Loan Party that have not been returned by the beneficiaries thereof and cancelled, provide Cash Collateral with the result that each Withdrawing Lender’s obligations in respect of such outstanding Letter of Credit are terminated or paid or fully Cash Collateralized; and
     (ii) If any Change of Control shall be deemed to have occurred and the Required Lenders shall have delivered Repayment Notices, (in which event all of the Lenders shall be “Withdrawing Lenders") the Administrative Agent, upon notice to the Company, shall require each Loan Party for whose account Credit Extensions were made to, and such Loan Party shall, no later than the fifteenth day following the date such notice is given (A) prepay the principal of and interest on the Loans and the Notes and all other amounts owing by such Loan Party under the Loan Documents and (B) to the extent of any outstanding Letters of Credit issued for the account of such Loan Party that have not been returned by the beneficiaries thereof and cancelled, provide Cash Collateral with the result that each Withdrawing Lender’s obligations in respect of each outstanding Letter of Credit are terminated or paid or fully Cash Collateralized.
     2.06 Termination or Reduction of Commitments. The Company may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Company shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Swing Line Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.
     2.07 Repayment of Loans. (a) The Company shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans outstanding on such date.
     (b) The Company shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date.
     2.08 Interest. (a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate.
     (b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (ii) If any amount (other than principal of any Loan) payable by any Loan Party under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (iii) Upon the request of the Required Lenders, while any Event of Default exists, the principal amount of all outstanding Obligations hereunder shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
     (d) For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.
     2.09 Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:
     (a) Facility Fee. The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a facility fee in Dollars equal to the Applicable Rate times the actual daily amount of the Aggregate Commitments (or, if the Aggregate Commitments have terminated, on the Outstanding Amount of all Committed Loans, Swing Line Loans and L/C Obligations), regardless of usage. The facility fee shall accrue at all times during the Availability Period (and thereafter so long as any Committed Loans, Swing Line Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period (and, if applicable, thereafter on demand). The facility fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
     (b) Utilization Fee. The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a utilization fee in Dollars equal to the Applicable Rate times the Outstanding Amount of Loans on each day that the Outstanding Amount of Loans exceeds 50% of the actual daily amount of the Aggregate Commitments then in effect (or, if terminated, in effect immediately prior to such termination). The utilization fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period (and, if applicable, thereafter on demand). The utilization fee shall be calculated quarterly in arrears and if there is any change in the Applicable Rate during any quarter, the daily amount shall be computed and multiplied by the Applicable Rate for each period during which such Applicable Rate was in effect. The utilization fee shall accrue at all times, including at any time during which one or more of the conditions in Article IV is not met.
     (c) Other Fees. (i) The Company shall pay to the Arranger and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     (ii) The Company shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Committed Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
     2.11 Evidence of Debt. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Loan Parties and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Loan Parties hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to the Company made through the Administrative Agent, the Company shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to the Company in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.
     (b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

     (c) Subject to Section 3.06, each Lender may at its option make any Committed Loan through any domestic or foreign branch or Affiliate of such Lender; provided that any exercise of such option shall not affect any obligation of the Company to repay such Committed Loan in accordance with the terms of this Agreement.
     2.12 Payments Generally; Administrative Agent’s Clawback. (a) General. All payments to be made by any Loan Party shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by any Loan Party hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Company hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Loan Party is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Loan Party shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Loan Party shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
     (b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurocurrency Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Company a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Company severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Company, the interest rate applicable to Base Rate Loans. If the Company and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Company the amount of such interest paid by the Company for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by the Company shall be without prejudice to any claim the Company may have against a Lender that shall have failed to make such payment to the Administrative Agent.
     (ii) Payments by Loan Parties; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Loan Party prior to the date on which any payment by such Loan Party is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that such Loan Party will not make such payment, the Administrative Agent may assume that such Loan Party has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if such Loan Party has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.
     A notice of the Administrative Agent to any Lender or Loan Party with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
     (c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Credit Extension to be made by such Lender to the Company as provided in the foregoing provisions of this Article II, and such funds are not made available to the Company by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.04(c).

     (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:
     (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by a Loan Party pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply).
     Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
2.14 Respective Obligations of Loan Parties; Additional Loan Parties.
     (a) Each Loan Party other than the Company shall be liable only for the obligations of, and Credit Extensions made to or for the account of, such Loan Party. The Company shall be liable for the obligations of, and Credit Extensions made to or for the account of, each Loan Party, as a Loan Party itself and pursuant to the Company Guaranty provided in Article XI. Any amounts owed jointly and severally by the Loan Parties (other than the Company) shall be allocated to such Loan Parties in accordance with the outstanding Credit Extensions made to or for the account of such Loan Parties.

     (b) The Company may at any time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any additional Subsidiary of the Company that is an Insurance Company (an “Applicant Loan Party”) as a Loan Party hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit F (a “Loan Party Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Loan Party becoming entitled to utilize the credit facilities provided for herein the Administrative Agent and the Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent or the Required Lenders in their sole discretion, and Notes signed by such new Loan Parties to the extent any Lenders so require. If the Administrative Agent and the Required Lenders agree that an Applicant Loan Party shall be entitled to become a Loan Party hereunder, then promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit G (a “Loan Party Notice”) to the Company and the Lenders specifying the effective date upon which the Applicant Loan Party shall constitute a Loan Party for purposes hereof, whereupon each of the Lenders agrees to permit Letters of Credit to be issued on behalf of such Loan Party hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Loan Party otherwise shall be a Loan Party for all purposes of this Agreement; provided that no Letter of Credit Application may be submitted by or on behalf of such Loan Party until the date five Business Days after such effective date.
     (c) The Obligations of all Loan Parties (other than the Company) shall be several in nature. Notwithstanding anything to the contrary herein, no Loan Party (other than the Company) shall be obligated to pay any Obligations incurred by or for the benefit of the Company or any other Loan Party.
     (d) Each Subsidiary of the Company that is or becomes a Loan Party pursuant to this Section 2.14 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices and (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Loan Parties, or by each Loan Party acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Loan Party joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Loan Party.
     (e) The Company may from time to time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Loan Party’s status as such, provided that there are no outstanding Letters of Credit issued on behalf of such Loan Party, or other amounts payable by such Loan Party on account of any Loans made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Loan Party’s status.
2.15 Extension of Maturity Date.
     (a) Requests for Extension. The Company may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 45 days and not later than 30 days prior to the first and second anniversaries of the Closing Date (each, an “Anniversary Date”) request that each Lender extend the Maturity Date then in effect hereunder (the “Existing Maturity Date”) for an additional one year from the Existing Maturity Date.
     (b) Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not earlier than 30 days prior to the relevant Anniversary Date and not later than the date (the “Notice Date”) that is 15 Business Days prior to such Anniversary Date, advise the Administrative Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Maturity Date (a “Non-Extending Lender”)) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.
     (c) Notification by Administrative Agent. The Administrative Agent shall notify the Company of each Lender’s determination under this Section no later than the date 15 days prior to the Anniversary Date (or, if such date is not a Business Day, on the next preceding Business Day).
     (d) Additional Commitment Lenders. The Company shall have the right to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 10.13; provided that each of such Additional Commitment Lenders shall enter into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, effective as of the Existing Maturity Date, undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date).
     (e) Minimum Extension Requirement. If (and only if) the total of the Commitments of the Lenders that have agreed so to extend their Maturity Date (each, an “Extending Lender”) and the additional Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to the Existing Maturity Date, then, effective as of the Existing Maturity Date, the Maturity Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling one year after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement.

     (f) Conditions to Effectiveness of Extensions. As a condition precedent to such extension, the Company shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Existing Maturity Date (in sufficient copies for each Extending Lender and each Additional Commitment Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension and (ii) in the case of the Company, certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Existing Maturity Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default exists. Furthermore, since the date of the most recent statements furnished pursuant to Section 6.01(a), there shall have been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect. In addition, on the Maturity Date of each Non-Extending Lender, the Company shall (x) prepay any Committed Loans outstanding on such date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep outstanding Committed Loans ratable with any revised Applicable Percentages of the respective Lenders effective as of such date and (y) provide Cash Collateral for such Non-Extending Lender’s portion of any Multi-Issuer Letter of Credit that remains outstanding past the Maturity Date of each such Non-Extending Lender.
     (g) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.
2.16 Increase in Commitments.
     (a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Company may from time to time, request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $100,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000, or any whole multiple of $5,000,000, and (ii) the Company may make a maximum of four such requests. At the time of sending such notice, the Company (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).
     (b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.
     (c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Company and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the

Administrative Agent, the L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld), the Company may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.
     (d) Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Company shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Company and the Lenders of the final allocation of such increase and the Increase Effective Date.
     (e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Company shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase and (ii) in the case of the Company, certifying that, before and after giving effect to such increase, (A) no Default exists and (B) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date For purposes of this Section 2.16, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01. The Company shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.
     (f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.
ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01 Taxes.
     (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the respective Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the applicable Loan Party shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and

(iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, each Loan Party shall timely pay any Other Taxes payable by such Loan Party to the relevant Governmental Authority in accordance with applicable law.
     (c) Indemnification by the Company. The Company shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.
     (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Loan Party is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent reasonably to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
     Without limiting the generality of the foregoing, in the event that a Loan Party is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (ii) duly completed copies of Internal Revenue Service Form W-8ECI,
     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the applicable Loan Party within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
     (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine the withholding or deduction required to be made.
     Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or the Company, as the Administrative Agent or the Company shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, to the extent it may lawfully do so, such other documents and forms required by any relevant taxing authorities under the Laws of any other jurisdiction, duly executed and completed by such Lender, as are required under such Laws to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the U.S. by the Loan Parties pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction. Each Lender shall promptly (i) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any such jurisdiction that any Loan Party make any deduction or withholding for taxes from amounts payable to such Lender. Additionally, each of the Loan Parties shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by such Loan Party, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.
     (f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan

Party has paid additional amounts pursuant to this Section, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.
     3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Committed Loans to Eurocurrency Rate Loans, shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Company shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all such Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Company shall also pay accrued interest on the amount so prepaid or converted.
     3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency), or (c) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.
3.04 Increased Costs; Reserves on Eurocurrency Rate Loans.
     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement contemplated by Section 3.04(e) and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or the L/C Issuer;
     (ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer);
     (iii) result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans; or
     (iv) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Company will pay (or cause the applicable Loan Party to pay) to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Company will pay (or cause the applicable Loan Party to pay) to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. The Company shall pay (or cause the applicable Loan Party to pay) such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that no Loan Party shall be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
     (e) Additional Reserve Requirements. The Company shall pay (or cause the applicable Loan Party to pay) to each Lender, as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional costs shall be due and payable 10 days from receipt of such notice.
     3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate (or cause the applicable Loan Party to compensate) such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

     (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
     (b) any failure by the Company (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Company;
     (c) any failure by the Company to make payment of any Loan or the failure by the Company or the applicable Loan Party to make payment of any drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or
     (d) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 10.13;
including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Company shall also pay (or cause the applicable Loan Party to pay) any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Company to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.
3.06 Mitigation Obligations; Replacement of Lenders.
     (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay (or to cause the applicable Loan Party to pay) all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Loan Party is required to pay any additional amount to any Lender or any

Governmental Authority for the account of any Lender pursuant to Section 3.01, the Company may replace such Lender in accordance with Section 10.13.
     3.07 Survival. The obligations of each Loan Party under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.
ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
     4.01 Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make the Initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
     (a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:
     (i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Company;
     (ii) a Note in favor of each Lender requesting a Note;
     (iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;
     (iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in its jurisdiction of formation;
     (v) favorable opinions of the Company’s in-house counsel and of Bryan Cave LLP, special counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents, as the Required Lenders may reasonably request, including the enforceability of the Loan Documents, in form and substance reasonably satisfactory to the Required Lenders;
     (vi) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

     (vii) evidence that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated and that the Existing Letters of Credit have been terminated and returned for cancellation and/or replaced and returned for cancellation with Letters of Credit issued hereunder; and
     (viii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Required Lenders reasonably may require.
     (b) Any fees required to be paid on or before the Closing Date shall have been paid.
     (c) Unless waived by the Administrative Agent, the Company shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).
     (d) Since the date of the Audited Financial Statements, there shall have been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.
     Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender, unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
     4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:
     (a) The representations and warranties of (i) the Loan Parties contained in Article V (other than Section 5.06) and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date. For purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01;
     (b) No Default shall exist, or would result from such proposed Credit Extension;

     (c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof;
     (d) In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency;
     (e) No Lender shall have delivered a notice (a “Stop Funding Notice”) to the Administrative Agent requesting that no further Credit Extensions be made due to a Change of Control other than a Rated Change of Control;
     (f) The Required Lenders shall not have delivered Stop Funding Notices due to a Rated Change of Control; and
     (g) Since the date of the most recent financial statements provided pursuant to Section 6.01, there shall have been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to cause (a) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any of the Loan Documents; or (b) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
     Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
     Each Loan Party represents and warrants to the Administrative Agent and the Lenders that:
     5.01 Existence, Qualification and Power. Each Loan Party and its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

     5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Material Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.
     5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.
     5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally.
5.05 Financial Statements.
     (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
     (b) The unaudited consolidated balance sheets of the Company and its Subsidiaries dated as of June 30, 2007, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
     5.06 Litigation. Except as disclosed in the Company’s December 31, 2006 annual report and June 30, 2007 10Q, each as filed with the Securities and Exchange Commission, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of their Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.
     5.07 No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation the breach of which would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Event of Default has occurred and is continuing.
     5.08 Ownership of Property; Liens. Each of the Company and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Company and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.
     5.09 Burdensome Provisions. Neither such Loan Party nor any Subsidiary is a party to or bound by any Contractual Obligation or Law, compliance with which is reasonably likely to have a Material Adverse Effect.
     5.10 Pari Passu Status. The Obligations of such Loan Party to the Lenders under the Loan Documents will at all times rank at least pari passu in priority of payment with all of such Loan Party’s other unsecured Indebtedness.
     5.11 Taxes. The Company, each Loan Party, each Material Subsidiary and each Domestic Subsidiary have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP, except for failures in respect of any of the foregoing which, singly or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.
5.12 ERISA Compliance.
     (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Company, nothing has occurred which would prevent, or cause the loss of, such qualification. The Company and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
     (b) There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.
     (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability which exceeds $15,000,000; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that is subject to Section 4069 or 4212(c) of ERISA.
     5.13 Subsidiaries. Schedule 5.13 sets forth, as of the Closing Date, all of the Subsidiaries, their jurisdictions of incorporation or organization and the percentages of the various classes of their Equity Interests owned by such Loan Party and indicates which Subsidiaries are Consolidated Subsidiaries. Such Loan Party or another Subsidiary of the Company, as the case may be, has the unrestricted right to vote, and (subject to limitations imposed by Law) to receive dividends and distributions on, all Equity Interests indicated on Schedule 5.13 as owned by such Loan Party or such Subsidiary of the Company. Except as provided on Schedule 5.13, all such Equity Interests have been duly authorized and issued and are fully paid and non-assessable.
5.14 Margin Regulations; Investment Company Act.
     (a) No Loan Party is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock except in compliance with the provisions of the regulations of the FRB. If requested by the Administrative Agent or any Lender, each Loan Party will furnish to the Administrative Agent and such Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, as referred to in Regulation U.
     (b) None of the Company, any Person Controlling the Company, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
     5.15 Disclosure. The Company has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. The written reports, financial statements, certificates, other written information or other information transmitted orally during a formal presentation furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) taken as a whole do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made.
     5.16 Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
     5.17 Taxpayer Identification Number; Other Identifying Information. The true and correct taxpayer identification number of the Company and each Loan Party that is a party hereto on the Closing Date is set forth on Schedule 5.17. The true and correct unique identification number of each Loan Party that does not have a taxpayer identification number and is a party hereto on the Closing Date set forth on Schedule 5.17.
ARTICLE VI.
AFFIRMATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Company shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:
     6.01 Financial Statements. Cause each Loan Party to deliver to the Administrative Agent and each Lender (directly or by providing sufficient copies of such information to the Administrative Agent), in form and detail satisfactory to the Administrative Agent and the Required Lenders:
     (a) as soon as available, but in any event within 75 days after the end of each fiscal year of the Company (commencing with the fiscal year ended December 31, 2007), a consolidated balance sheet of the Company as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and
     (b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company (commencing with the fiscal quarter ended September 30, 2007), a consolidated balance sheet of the Company as of the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Company’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Company as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Company in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
     6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender (directly or by providing sufficient copies of such information to the Administrative Agent), in form and detail satisfactory to the Administrative Agent and the Required Lenders:
     (a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) commencing with the delivery of the financial statements for the fiscal quarter ended September 30, 2007, a duly completed Compliance Certificate signed by the president, chief financial officer, controller or treasurer of the Company;
     (b) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Company, and copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;
     (c) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;
     (d) as soon as available and in any event no later than the later of (i) 60 days after the close of each of the applicable accounting periods for which such Insurance Company is required to prepare and file Statutory Statements (other than the period ending on the last day of a fiscal year), commencing with the first period ending on or after September 30, 2007 and (ii) the time such Statutory Statements of the Insurance Companies are filed with the appropriate regulatory authorities, unaudited summary Statutory Statements (prepared in accordance with SAP) of RGA Re, RGA Canada, RCM, RGA Worldwide, RGA Barbados, RGA International, RGA Global, RGA Americas and any other Insurance Company requested by a Lender (comparable from fiscal period to fiscal period) for each such fiscal period, accompanied by a certificate of a Responsible Officer of such Loan Party or the Company, which certificate shall state that such financial statements present fairly in all material respects the financial condition of such Insurance Companies in accordance with SAP;
     (e) as soon as available and in any event no later than the later of (i) 90 days after the end of each fiscal year of such Loan Party commencing with the fiscal year ending December 31, 2007 and (ii) the time the same are filed with the appropriate regulatory authorities, the unaudited and audited annual Statutory Statement of RGA Re, RGA Canada, RCM, RGA Worldwide, RGA Barbados, RGA International, RGA Global, RGA Americas and such other Insurance Companies as requested by a Lender (prepared in accordance with SAP) for such year and as filed with the insurance department of the applicable jurisdiction, accompanied by (x) a certificate of a Responsible Officer of such Loan Party or the Company stating that said Statutory Statement presents fairly in all material respects the financial condition of such Insurance Company in accordance with SAP and (y) to the extent required by the appropriate regulatory authorities, a certificate of the valuation actuary of such Insurance Company, affirming the adequacy of reserves taken by such Insurance Company as at the end of such fiscal year; and
     (f) promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.
     Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Company shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     Each Loan Party hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of such Loan Party hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the

“Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Loan Parties or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Loan Party hereby agrees that so long as such Loan Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Loan Parties or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, no Loan Party shall be under any obligation to mark any Borrower Materials “PUBLIC.”
     6.03 Notices. Promptly notify the Administrative Agent and each Lender:
     (a) of the occurrence of any Default;
     (b) of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect;
     (c) of the occurrence of any ERISA Event;
     (d) of any material change in accounting policies or financial reporting practices by the Company or any Subsidiary;
     (e) any reduction in the rating given by any nationally recognized rating agency to any securities issued by such Loan Party or any of its Subsidiaries (including any change in the Debt Rating);
     (f) any Change of Control being deemed to have occurred; and
     (g) any change in the Company’s fiscal year.
     Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

     6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.
     6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.
     6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and tangible property necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
     6.07 Maintenance of Insurance. Maintain insurance with responsible insurance companies against at least such risks and in at least such amounts as is customarily maintained by similar businesses, or as may be required by Law.
     6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
     6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP, consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Company or such Subsidiary, as the case may be.
     6.10 Inspection Rights. Subject to compliance with applicable data protection and privacy Laws applicable to any Loan Party, permit representatives and independent contractors of the Administrative Agent and each Lender (with each Lender responsible for its own out-of-pocket expenses) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice. The Administrative Agent and each Lender agree to keep confidential, in accordance with its customary procedures for handling confidential information of the same nature, any non-public information supplied to it by or on behalf of such Loan Party or any of its Subsidiaries pursuant to this Section 6.10 except that this Section shall not apply to the disclosure of any such information: (a) (i) to the extent required by (A) applicable Law or (B) judicial process or to any regulatory authority; (b) to (i) the Administrative Agent, any of the Lenders or any other party to any of the Loan Documents; (ii) any of their respective Affiliates, or (iii) any director, officer, employee or agent, including accountants, legal counsel and other advisers, of any Person referred to in (i) or (ii) of this clause (b); (c) to any Person in connection with the exercise by such Lender of its rights under Section 10.06; (d) in connection with (i) the exercise of any remedy under any Loan Document or (ii) any action, suit or other proceeding with respect to any Loan Document, or in anticipation of or preparation for any such proceeding; (e) that has become publicly available, otherwise than as a result of a breach by the Administrative Agent or such Lender of this Section; or (f) with the consent of the Company; provided that in the case of any disclosure to any Person referred to in clauses (b)(ii) or (c), such Person has been instructed to keep such information confidential.
     6.11 Use of Proceeds. Use the proceeds of the Credit Extensions for working capital and other general corporate purposes (including the issuance of Letters of Credit) not in contravention of any Law or of any Loan Document.
     6.12 Approvals and Authorizations; Enforceability. (a) Maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which each Foreign Obligor is organized and existing, and all approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Loan Documents and (b) take all actions (including obtaining or making, as the case may be, and maintaining in full force and effect all consents and approvals) that are required so that its obligations under the Loan Documents will at all times be legal, valid and binding and enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
ARTICLE VII.
NEGATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Company shall not, nor shall it permit any Subsidiary to, directly or indirectly:
     7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than Permitted Liens. Notwithstanding this Section 7.01, if any Lien that is not a Permitted Lien shall be created or arise, the Obligations of such Loan Party under the Loan Documents shall automatically be secured by such Lien equally and ratably with the other Indebtedness secured thereby, and the holder of such other Indebtedness, by accepting such Lien, shall be deemed to have agreed thereto and to share with the Lenders, on that basis, the proceeds of such Lien, whether or not the Lenders’ security interest shall be perfected, provided further, however, that notwithstanding such equal and ratable securing and sharing, the existence of such Lien shall constitute a Default by such Loan Party in the performance or observance of this Section 7.01.
     7.02 Guaranties. Create, incur, assume or suffer to exist any Guaranties, except:
     (a) Existing Guaranties, including the Company Guaranty;
     (b) Permitted Guaranties; and
     (c) other Guaranties of the Company or any Subsidiary; provided that both prior to, and after giving effect to the execution and delivery of such Guaranty, no Default would exist.
     7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
     (a) Indebtedness under the Loan Documents, including the Company Guaranty; and
     (b) other Indebtedness of the Company or any Subsidiary; provided that both prior to, and after giving effect to, the incurrence of such Indebtedness, no Default would exist.
     7.04 Merger or Consolidation. Merge, dissolve, liquidate or consolidate with or into any Person, except that, if after giving effect thereto no Event of Default would exist, this Section 7.04 shall not apply to (a) any merger or consolidation of the Company with any one or more Persons, provided that the Company shall be the continuing Person, and (b) any merger or consolidation of any Subsidiary with the Company or any one or more other Subsidiaries, provided that, if either such Subsidiary is a Wholly Owned Subsidiary, the continuing Person shall, after giving effect to such merger or consolidation, be a Wholly Owned Subsidiary.
     7.05 Dispositions. Sell, lease, license, transfer or otherwise dispose of, in a single transaction or a series of transactions, all or substantially all of the assets of the Company or any Material Subsidiary, provided that this Section 7.05 shall not apply to the sale or transfer of assets pursuant to the securitization (or other similar transactions entered into in the ordinary course of business) of such assets pursuant to an Alternative Reserve Agreement.
     7.06 Restricted Payments. Declare or make any Restricted Payment except that (a) any Loan Party may declare and pay dividends or interest in respect of any Hybrid Securities and Preferred Securities if, at the time of and after giving effect to such Restricted Payment, no Default under Section 8.01(a), (f) or (g) shall have occurred and be continuing, (b) a Loan Party may make Restricted Payments to another Loan Party (whether directly or indirectly through another Subsidiary), and (c) a Loan Party may make any other Restricted Payments if, at the time of and after giving effect to such Restricted Payment, no Default shall have occurred and be continuing. This Section 7.06 shall not prohibit the payment of a dividend that constitutes a Restricted Payment if such Restricted Payment is made within 45 days of the declaration thereof provided such Restricted Payment was not prohibited by this Section 7.06 at the time of its declaration.
     7.07 Issuance or Disposition of Equity Interests. Permit any Loan Party (other than the Company) or any Material Subsidiary to issue any of its Equity Interests or sell, transfer or otherwise dispose of any Equity Interests of any Loan Party (other than the Company) or Material Subsidiary to the extent that such issuance, sale, transfer or other disposition would result in such Loan Party or Material Subsidiary ceasing to be a Wholly Owned Subsidiary.
     7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Company or such Subsidiary as would be obtainable by the Company or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions between or among the Company and any of its Wholly Owned Subsidiaries or between and among any Wholly Owned Subsidiaries.
     7.09 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of any Subsidiary (other than Subsidiaries formed in connection with an Alternative Reserve Agreement) to make Restricted Payments to the Company, to the extent such limitation would have a Material Adverse Effect.
     7.10 Taxes of Other Persons. (a) File a consolidated tax return with any other Person other than, in the case of the Company, a Consolidated Subsidiary and, in the case of any such Subsidiary, the Company or a Consolidated Subsidiary, or (b) except as required by applicable Law, pay or enter into any Contractual Obligation (except for reimbursements of Taxes to ceding insurance or reinsurance companies pursuant to expense reimbursement clauses which are accepted as standard industry practice and are entered into in the normal course of business) to pay any Taxes owing by any Person other than the Company or a Consolidated Subsidiary.
     7.11 Financial Covenants.
     (a) Consolidated Net Worth. Permit its Consolidated Net Worth, calculated as of the last day of each fiscal quarter, to be less than $1,750,000,000.
     (b) Ratio of Consolidated Indebtedness to Total Capitalization. Permit Consolidated Indebtedness to exceed 35% of the sum of (a) Consolidated Indebtedness plus (b) Adjusted Consolidated Net Worth.
     7.12 Line of Business; Acquisitions. (a) Engage in businesses other than in substantially the same fields as the businesses conducted by the Loan Parties and their Subsidiaries on the Closing Date or (b) make acquisitions of any businesses that are not in substantially the same fields as the business conducted by the Loan Parties and their Subsidiaries on the Closing Date.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
     8.01 Events of Default. Any of the following shall constitute an Event of Default:
     (a) Non-Payment. (i) Any amount of principal of any Loan or any L/C Obligation is not paid when and as required to be paid herein, and in the currency required hereunder, or (ii) any interest on any Loan or on any L/C Obligation, any fee due hereunder, or any other amount payable hereunder or under any other Loan Document is not paid within five days after the same becomes due;
     (b) Specific Covenants. The Company fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.10, or 6.11 or Article VII; or
     (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) such Loan Party having knowledge of, or should reasonably have obtained knowledge of, such failure, or (ii) the Administrative Agent or a Lender giving the Company notice of such failure; or
     (d) Representations and Warranties. Any representation, warranty or certification made or deemed made by or on behalf of the Company or any other Loan Party herein, in any other Loan Document shall be incorrect or misleading in any material respect when made or deemed made; or
     (e) Cross-Acceleration. (i) The Company or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $100,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as defined under such Swap Contract) as to which the Company or any Subsidiary is an Affected Party (as defined in such Swap Contract) and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than $100,000,000; or

     (f) Insolvency Proceedings, Etc.
     (i) Any Loan Party or any of its Material Subsidiaries, or any of its Domestic Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
     (ii) Any Applicable Insurance Regulatory Authority shall commence a case or other proceeding against any Loan Party or any Subsidiary seeking the appointment of a trustee, receiver, custodian, administrator, liquidator or the like of such Loan Party or any such Subsidiary, or of all or substantially all of the assets, domestic or foreign, of such Loan Party or any such Subsidiary, or an order granting the relief requested in such case or proceeding against such Loan Party or any such Subsidiary shall be entered; or
     (g) Inability to Pay Debts; Attachment. (i) The Company or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or
     (h) Judgments. There is entered against the Company or any Material Subsidiary, or any Domestic Subsidiary, (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $100,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
     (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $100,000,000, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $100,000,000;
     (j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any material provision of any Loan Document, or purports to revoke, terminate or rescind any material provision of any Loan Document; or
     (k) Any Loan Party (other than the Company) or any Material Subsidiary shall cease to be a Wholly Owned Subsidiary of the Company.
     8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
     (a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;
     (c) require that the Company Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and
     (d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
     8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received from or with respect to a Loan Party on account of the Obligations owed by such Loan Party shall be applied by the Administrative Agent in the following order:
     First, to payment of that portion of the Obligations owed by such Loan Party constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

     Second, to payment of that portion of the Obligations owed by such Loan Party constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of outside counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations owed by such Loan Party constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Obligations owed by such Loan Party constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;
     Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the undrawn amount of Letters of Credit issued for the account of such Loan Party; and
     Last, the balance, if any, after all of the Obligations owed by such Loan Party have been indefeasibly paid in full, to such Loan Party or as otherwise required by Law.
Subject to Section 2.03(c), amounts used to Cash Collateralize the undrawn amount of Letters of Credit issued for the account of a Loan Party pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit issued for the account of such Loan Party have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations of such Loan Party, if any, in the order set forth above.
ARTICLE IX.
ADMINISTRATIVE AGENT
     9.01 Appointment and Authority.
     Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.
     9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Loan Parties or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Company, a Lender or the L/C Issuer.
     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

     The Administrative Agent shall not be deemed to have knowledge that a Change of Control shall be deemed to have occurred unless the Administrative Agent has received notice from a Lender or a Loan Party specifying such Change of Control. In the event that the Administrative Agent receives such a notice of the occurrence of a Change of Control, the Administrative Agent shall give prompt notice thereof to the Lenders. No later than the fifteenth day after such notice is given to the Lenders, (i) in the case of a Change of Control other than a Rated Change of Control, any Lender may request, in a notice to the Administrative Agent (a “Repayment Notice”), that its Loans be repaid and its Commitment be terminated and (ii) in the case of a Rated Change of Control, the Required Lenders may require, in a Repayment Notice, that all Loans be repaid and all Commitments be terminated, and, on the earlier to occur of (x) the fifteenth day after notice is given to the Lenders by the Administrative Agent and (y) the date on which the Administrative Agent shall have received Repayment Notices from Lenders constituting the Required Lenders, the Administrative Agent shall take the actions referred to in Section 2.05(d) as so requested.
     9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     Any resignation by Bank of America as Administrative Agent or any successor Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
     9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

     9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Book Managers, Arrangers syndication agents, documentation agents or other agents or arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.
     9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid by such Loan Party and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent against such Loan Party (including, to the extent payable by such Loan Party, any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any such amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.
ARTICLE X.
MISCELLANEOUS
     10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Loan Party, as the case may be, and acknowledged by the

Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
     (a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;
     (b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 4.02 or of any Default shall not be deemed to be an extension or increase in the Commitment of any Lender);
     (c) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
     (d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of any Loan Party to pay interest or Letter of Credit Fees at the Default Rate;
     (e) change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
     (f) amend the definition of “Alternative Currency” without the written consent of each Lender directly affected thereby; or
     (g) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender; or
     (h) release the Company from the Company Guaranty without the written consent of each Lender;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
10.02 Notices; Effectiveness; Electronic Communication.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to a Loan Party, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
     (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
     (b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to service of process or to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     (d) Change of Address, Etc. Each of the Loan Parties, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.
     (e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     10.04 Expenses; Indemnity; Damage Waiver.
     (a) Costs and Expenses. The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any outside counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
     (b) Indemnification by the Company. The Company shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by any Loan Party or any of their Subsidiaries, or any environmental liability related in any way to any Loan Party or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company or any other Loan Party against such Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
     (c) Reimbursement by Lenders. To the extent that the Company for any reason fails indefeasibly to pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
     (e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
     (f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
     10.05 Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
     10.06 Successors and Assigns.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Company nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

     (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
     (i) Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender, no minimum amount need be assigned; and
     (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;
     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
     (A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender or an Affiliate of a Lender (in each case that is an NAIC Approved Bank);
     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender with respect to such Lender;

     (C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and
     (D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.
     (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     (v) No Assignment to Company. No such assignment shall be made to the Company or any of the Company’s Affiliates or Subsidiaries.
     (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
     (vii) No Assignment Resulting in Additional Indemnified Taxes. No such assignment shall be made to any Person that, through its Lending Offices, is not capable of lending the applicable Alternative Currencies to the relevant Loan Parties without the imposition of any additional Indemnified Taxes.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, each Loan Party (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Loan Parties, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Loan Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Loan Parties and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, any Loan Party or the Administrative Agent, sell participations to any Person (other than a natural person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, each Loan Party agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 3.01(e) as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

     (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     (h) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Company and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Company, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
     10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory or supervisory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners and bank examiners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.16(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Loan Party and its obligations, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Company.
     For purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Company or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
     10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum

Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
     10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Company the right to replace a Lender as a party hereto, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
     (a) the Company shall have paid (or caused a Loan Party to pay) to the Administrative Agent the assignment fee specified in Section 10.06(b);
     (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or applicable Loan Party (in the case of all other amounts);
     (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
     (d) such assignment does not conflict with applicable Laws.
     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
     10.14 Governing Law; Jurisdiction; Etc.
     (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     (b) SUBMISSION TO JURISDICTION. THE COMPANY AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION

OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (c) WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN WRITING IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger, and the other Lead Arranger are arm’s-length commercial transactions between such Loan Party and its Affiliates, on the one hand, and the Administrative Agent, the Arranger, and the other Lead Arranger, on the other hand, (B) such Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arranger, each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Loan Party or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arranger nor any other Lead Arranger has any obligation to such Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arranger and the other Lead Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Loan Party and its Affiliates, and neither the Administrative Agent, the Arranger nor any other Lead Arranger has any obligation to disclose any of such interests to any Loan Party or its Affiliates. To the fullest extent permitted by law, each of the Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger and the other Lead Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
     10.17 NAIC Approved Bank. Each Lender party to this Agreement as of the Closing Date represents and warrants to the Company that it is an NAIC Approved Bank.
     10.18 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Act.
     10.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under applicable law).

     10.20 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
ARTICLE XI.
CONTINUING COMPANY GUARANTY
     11.01 Guaranty. The Company hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Loan Parties to the Lenders, arising hereunder and under the other Loan Documents (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Lenders in connection with the collection or enforcement thereof). The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Company, and conclusive for the purpose of establishing the amount of the Obligations. This Company Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of the Company under this Company Guaranty, and the Company hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.
     11.02 Rights of Lenders. The Company consents and agrees that the Lenders may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Company Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the L/C Issuer and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, the Company consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Company under this Company Guaranty or which, but for this provision, might operate as a discharge of the Company.
     11.03 Certain Waivers. the Company waives (a) any defense arising by reason of any disability or other defense of the Loan Parties or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Lender) of the liability of any Loan Party; (b) any defense based on any claim that the Company’s obligations exceed or are more burdensome than those of the Loan Parties; (c) the benefit of any statute of limitations affecting the Company’ liability hereunder; (d) any right to proceed against any of the Loan Parties, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Lender whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Lender; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. the Company expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Company Guaranty or of the existence, creation or incurrence of new or additional Obligations. As provided below, this Company Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.
     11.04 Obligations Independent. The obligations of the Company hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against the Company to enforce this Company Guaranty whether or not any Loan Party or any other person or entity is joined as a party.
     11.05 Subrogation. The Company shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Company Guaranty until all of the Obligations and any amounts payable under this Company Guaranty have been indefeasibly paid and performed in full and the Commitments are terminated. If any amounts are paid to the Company in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Lenders and shall forthwith be paid to the Lenders to reduce the amount of the Obligations, whether matured or unmatured.
     11.06 Termination; Reinstatement. This Company Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Company Guaranty are indefeasibly paid in full in cash and the Commitments with respect to the Obligations are terminated. Notwithstanding the foregoing, this Company Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any Loan Party or the Company is made, or any of the Lenders exercises its right of setoff in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Lenders in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Lenders are in possession of or have released this Company Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Company under this paragraph shall survive termination of this Company Guaranty.
     11.07 Subordination. The Company hereby subordinates the payment of all obligations and indebtedness of any Loan Party owing to the Company, whether now existing or hereafter arising, including but not limited to any obligation of any Loan Party to the Company as subrogee of the Lenders or resulting from the Company’s performance under this Company

Guaranty, to the indefeasible payment in full in cash of all Obligations. If the Lenders so request, any such obligation or indebtedness of any Loan Party to the Company shall be enforced and performance received by the Company as trustee for the Lenders and the proceeds thereof shall be paid over to the Lenders on account of the Obligations, but without reducing or affecting in any manner the liability of the Company under this Company Guaranty.
     11.08 Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against the Company or any Loan Party under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Company immediately upon demand by the Lenders.
     11.09 Condition of Loan Parties. the Company acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from each Loan Party and any other guarantor such information concerning the financial condition, business and operations of each Loan Party and any such other guarantor as the Company requires, and that none of the Lenders has any duty, and the Company is not relying on the Lenders at any time, to disclose to the Company any information relating to the business, operations or financial condition of each Loan Party or any other guarantor (the Company waiving any duty on the part of the Lenders to disclose such information and any defense relating to the failure to provide the same).
[Remainder of Page Intentionally Left Blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

REINSURANCE GROUP OF AMERICA, INCORPORATED, as the Company and as a Guarantor

By:	/s/ Todd C. Larson

Name:	Todd C. Larson

Title:	Senior Vice President, Controller & Treasurer

REINSURANCE COMPANY OF MISSOURI INCORPORATED

By:	/s/ Todd C. Larson

Name:	Todd C. Larson

Title:	Senior Vice President, Controller & Treasurer

RGA REINSURANCE COMPANY

By:	/s/ Todd C. Larson

Name:	Todd C. Larson

Title:	Senior Vice President, Controller & Treasurer

RGA LIFE REINSURANCE COMPANY OF CANADA

By:	/s/ Alain Néemeh

Name:	Alain Néemeh

Title:	President and Chief Executive Officer

By:	/s/ Alka Gautam

Name:	Alka Gautam

Title:	Vice President, Client Services, and Chief Financial Officer

RGA REINSURANCE COMPANY (BARBADOS) LTD.

By:	/s/ Todd C. Larson

Name:	Todd C. Larson

Title:	Senior Vice President, Controller & Treasurer

Signature Pages to Credit Agreement

RGA AMERICAS REINSURANCE COMPANY, LTD.

By:	/s/ Todd C. Larson

Name:	Todd C. Larson

Title:	Senior Vice President & Treasurer

RGA WORLDWIDE REINSURANCE COMPANY, LTD.

By:	/s/ Todd C. Larson

Name:	Todd C. Larson

Title:	Senior Vice President & Treasurer

RGA GLOBAL REINSURANCE COMPANY, LTD.

By:	/s/ Paul Nitsou

Name:	Paul Nitsou

Title:	Director

RGA INTERNATIONAL REINSURANCE COMPANY, LIMITED

By:	/s/ Enda Murphy

Name:	Enda Murphy

Title:	Director and General Manager

Signature Pages to Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Aamir Saleem

Name:	AAMIR SALEEM

Title:	Vice President

Signature Pages to Credit Agreement

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ Shelly Harper

Name:	Shelly Harper

Title:	Senior Vice President

Signature Pages to Credit Agreement

WACHOVIA BANK, NATIONAL ASSOCIATION, as Syndication Agent and as a Lender

By:	/s/ Karen Hanke

Name:	Karen Hanke

Title:	Director

Signature Pages to Credit Agreement

ABN AMRO BANK N.V., as Co-Documentation Agent and as a Lender

By:	/s/ Michael DeMarco	/s/ Giovanni Fallone

Name:	Michael DeMarco	Giovanni Fallone

Title:	Vice President	Managing Director

Signature Pages to Credit Agreement

THE BANK OF NEW YORK, as Co-Documentation Agent and as a Lender

By:	/s/ Richard G Shaw

Name:	RICHARD G SHAW

Title:	VICE PRESIDENT

Signature Pages to Credit Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. NEW YORK BRANCH, as Co-Documentation Agent and as a Lender

By:	/s/ Scott Schaffer

Name:	Scott Schaffer

Title:	Authorized Signatory

Signature Pages to Credit Agreement

KEYBANK NATIONAL ASSOCIATION, as Co-Documentation Agent and as a Lender

By:	/s/ Mary K. Young

Name:	MARY K. YOUNG

Title:	SR. VICE PRESIDENT

Signature Pages to Credit Agreement

LANDESBANK HESSEN-THÜRINGEN NEW YORK BRANCH, as a Lender

By:	/s/ Samuel W. Bridges

Name:	Samuel W. Bridges

Title:	Senior Vice President

Financial Institutions Public Finance

/s/ Irina Rakhlis Irina Rakhlis Assistant Vice President Financial Institutions Public Finance
Signature Pages to Credit Agreement

SOCIÉTÉ GÉNÉRALE, as a Lender

By:	/s/ Edith L. Hornick

Name:	Edith L. Hornick

Title:	Managing Director

Signature Pages to Credit Agreement

CALYON NEW YORK BRANCH, as a Lender

By:	/s/ Sebstian Rocco	/s/ Charles Kornberger

Name:	Sebastian Rocco	CHARLES KORNBERGER

Title:	Managing Director	MANAGING DIRECTOR

Signature Pages to Credit Agreement

MIZUHO CORPORATE BANK, LTD., as a Lender

By:	/s/ H. Take

Name:	Hidekatsu Take

Title:	Deputy General Manager

Signature Pages to Credit Agreement

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Jay Chall	/s/ Petra Jaek

Name:	Jay Chall	Petra Jaek

Title:	Director	Assistant Vice President

Signature Pages to Credit Agreement

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ John S. McGill

Name:	John S McGill

Title:	Director

By:	/s/ Michael Campites

Name:	Michael Campites

Title:	Vice President

Signature Pages to Credit Agreement

MORGAN STANLEY BANK, as a Lender

By:	/s/ Daniel Twenge

Name:	Daniel Twenge

Title:	Authorized Signatory

Morgan Stanley Bank
Signature Pages to Credit Agreement

UBS AG, Stamford Branch, as a Lender

By:	/s/ Irja R Otsa

Name:	Irja R. Otsa

Title:	Associate Director

Banking Products Services, US

By:	/s/ Mary E Evans

Name:	Mary E. Evans

Title:	Associate Director

Banking Products Services, US
Signature Pages to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ RP Fialkowski

Name:	ROBERT P. FIALKOWSKI

Title:	SENIOR VICE PRESIDENT

Signature Pages to Credit Agreement

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Evan Glass

Name:	Evan Glass

Title:	Authorized Signatory

Signature Pages to Credit Agreement

SCHEDULE 1.01(a)
MANDATORY COST FORMULAE
1.	The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:
(a)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b)	the requirements of the European Central Bank.
2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum. The Administrative Agent will, at the request of the Company or any Lender, deliver to the Company or such Lender, as the case may be, a statement setting forth the calculation of any Mandatory Cost.

3.	The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by such Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of such Lender’s participation in all Loans made from such Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Lending Office.

4.	The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:
(a)	in relation to any Loan in Sterling:

AB+C(B-D)+E x 0.01	per cent per annum

100 – (A+C)
(b)	in relation to any Loan in any currency other than Sterling:

E x 0.01	per cent per annum

300
Where:
“A”	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as
Schedule 1.01(a)

an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B”	is the percentage rate of interest (excluding the Applicable Rate, the Mandatory Cost and any interest charged on overdue amounts pursuant to the first sentence of Section 2.08(b) and, in the case of interest (other than on overdue amounts) charged at the Default Rate, without counting any increase in interest rate effected by the charging of the Default Rate) payable for the relevant Interest Period of such Loan.

“C”	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

“E”	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.
5.	For the purposes of this Schedule:
(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Administrative Agent or the Company, each Lender with a Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the
Schedule 1.01(a)

Administrative Agent and the Company, the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:
(a)	the jurisdiction of the Lending Office out of which it is making available its participation in the relevant Loan; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.
9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Lender for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Lending Office in the same jurisdiction as its Lending Office.

10.	The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.	The Administrative Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.
Schedule 1.01(a)

SCHEDULE 2.01
COMMITMENTS
AND APPLICABLE PERCENTAGES

		Applicable
Lender	Commitment	Percentage

Bank of America, N.A.	$85,000,000	11.33%

Wachovia Bank, National Association	$85,000,000	11.33%

ABN AMRO Bank, N.V.	$65,000,000	8.67%

The Bank of New York	$65,000,000	8.67%

The Bank of Tokyo-Mitsubishi, UFJ Ltd. New York Branch	$65,000,000	8.67%

KeyBank National Association	$65,000,000	8.67%

Landesbank Hessen-Thüringen New York Branch	$50,000,000	6.67%

Société Générale	$50,000,000	6.67%

Calyon New York Branch	$40,000,000	5.33%

Mizuho Corporate Bank, Ltd.	$35,000,000	4.67%

Credit Suisse, Cayman Islands Branch	$25,000,000	3.33%

Deutsche Bank AG New York Branch	$25,000,000	3.33%

Morgan Stanley Bank	$25,000,000	3.33%

UBS AG, Stamford Branch	$25,000,000	3.33%

Wells Fargo Bank, National Association	$25,000,000	3.33%

Royal Bank of Canada	$20,000,000	2.67%

Total	$750,000,000.00	100.000000000%
Schedule 2.01

SCHEDULE 2.03
EXISTING LETTERS OF CREDIT

	LOC
Applicant	number	Beneficiary	Issuer	Amount
Reinsurance Company of Missouri, Incorporated	52555	RGA Reinsurance Company	Fronted by The Bank of New York	$40,000,000

Reinsurance Company of Missouri, Incorporated	52333	RGA Reinsurance Company	Multi-issuer	$100,000,000
Schedule 2.03

SCHEDULE 5.13
SUBSIDIARIES

		Ownership
	Jurisdiction of	of Capital			Consolidated
Sub	Organization	Stock		Owned By	Subsidiary?
Reinsurance Company of Missouri, Incorporated	Missouri	100%		Reinsurance Group of America, Incorporated	Yes

RGA Reinsurance Company	Missouri	100%		Reinsurance Company of Missouri, Incorporated	Yes

RGA Life Reinsurance Company of Canada	Canada	100%		Reinsurance Group of America, Incorporated	Yes

RGA Reinsurance Company (Barbados) Ltd.	Barbados	100%		Reinsurance Group of America, Incorporated	Yes

RGA Americas Reinsurance Company, Ltd.	Barbados	100%		Reinsurance Group of America, Incorporated	Yes

RGA Worldwide Reinsurance Company, Ltd.	Barbados	100%		Reinsurance Group of America, Incorporated	Yes

RGA Global Reinsurance Company, Ltd.	Bermuda	100%		Reinsurance Group of America, Incorporated	Yes

RGA International Reinsurance Company Limited	Ireland	100%		Reinsurance Group of America, Incorporated	Yes

RGA International Corporation	Canada	100%		Reinsurance Group of America, Incorporated	Yes

General American Argentina Seguros de Vida, S.A.	Argentina	95 5	% %	Reinsurance Group of America, Incorporated and RGA Americas Reinsurance Company, Ltd.	Yes

RGA Holdings Limited (U.K.)	UK	100%		Reinsurance Group of America, Incorporated	Yes

RGA Australian Holdings PTY, Limited	Australia	100%		Reinsurance Group of America, Incorporated	Yes

Schedule 5.13

		Ownership
	Jurisdiction of	of Capital			Consolidated
Sub	Organization	Stock		Owned By	Subsidiary?
RGA South African Holdings (Pty) Ltd.	South Africa	100%		Reinsurance Group of America, Incorporated	Yes

RGA Technology Partners, Inc.	Missouri	100%		Reinsurance Group of America, Incorporated	Yes

RGA Capital Trust I	Delaware	100%		Reinsurance Group of America, Incorporated	Yes

Timberlake Financial, L.L.C.	Delaware	100%		Reinsurance Company of Missouri, Incorporated	Yes

RGA Financial Group, L.L.C.	Delaware	20 80	% %	RGA Reinsurance Company and RGA Reinsurance Company (Barbados) Ltd.	Yes

Fairfield Management Group, Inc.	Missouri	100%		RGA Reinsurance Company	Yes

Malaysian Life Reinsurance Group Berhad	Malaysia	30%		Reinsurance Group of America, Incorporated	No

RGA Services India Private Limited	India	99%		Reinsurance Group of America, Incorporated	Yes
Schedule 5.13

SCHEDULE 5.17
IDENTIFICATION NUMBERS

	Identification	Jurisdiction of
Loan Party	Number	Organization
Reinsurance Group of America, Incorporated	43-1627032	Missouri

Reinsurance Company of Missouri, Incorporated	43-1831519	Missouri

RGA Reinsurance Company	43-1235868	Missouri

RGA Life Reinsurance Company of Canada	134302249RC0002	Canada

RGA Reinsurance Company (Barbados) Ltd.	43-1728563	Barbados

RGA Americas Reinsurance Company, Ltd.	43-1833574	Barbados

RGA Worldwide Reinsurance Company, Ltd.	43-1881673	Barbados

RGA Global Reinsurance Company, Ltd.	37662 (organizational number)	Bermuda

RGA International Reinsurance Company Limited	6392722J	Ireland
Schedule 5.17

SCHEDULE 7.01
EXISTING LIENS
1.	Lien granted to Ambac Assurance Corporation on stock of Timberlake Reinsurance Company II by Timberlake Financial, L.L.C. pursuant to Insurance and Indemnity Agreement between RGA parties and Ambac Assurance Corporation.

2.	Lien granted to Ambac Assurance Corporation and note holders of Timberlake Financial, L.L.C. by Timberlake Financial, L.L.C. pursuant to Indenture dated June 28, 2006 to cover the following collateral: debt service account, advance funding account, shares of stock in Timberlake Reinsurance Company II, surplus note, property or rights delivered or assigned by Timberlake Financial, L.L.C. to a trustee under the Indenture or any supplement thereto, all rights in any of its documents executed in connection with a securitization dated July 28, 2006, all books and records and proceeds recorded thereon.
Schedule 7.01

SCHEDULE 7.02
EXISTING GUARANTIES
1.	Various guaranty letters dated May 1, 1997 through August 1, 2007, issued by Reinsurance Group of America, Incorporated on behalf of various Insurance Companies (as defined herein) relating to liabilities of such Insurance Companies under reinsurance treaties with third party ceding companies.

2.	Guarantee Agreement dated December 18, 2001 by Reinsurance Group of America, Incorporated, in favor of The Bank of New York, as Guarantee Trustee, relating to the securities of RGA Capital Trust I.

3.	Credit Agreement dated March 3, 2006, by and between RGA Australian Holdings Pty. Limited and JPMorgan Chase Bank, N.A., Sydney Branch, and Commonwealth Bank of Australia, including a guarantee of payment by Reinsurance Group of America, Incorporated, in favor of such banks.

4.	Surety Deed, dated July 14, 2003 by Reinsurance Group of America, Incorporated, in favor of Tower Nominees No. 1 Jersey Limited and Tower Nominees No. 2 Jersey Limited, relating to Lease of a suite in The International Financial Centre, London.

5.	Toronto Office Lease Guarantee dated April 3, 2006 between CT Tower Investments, Inc. (Landlord) and RGA International Corporation (Toronto) (Tenant) at BCE Place – TD Canada Trust Tower.
Schedule 7.02

SCHEDULE 10.02
ADMINISTRATIVE AGENT’S OFFICE;
CERTAIN ADDRESSES FOR NOTICES
COMPANY
and LOAN PARTIES:
Reinsurance Group of America, Incorporated
1370 Timberlake Manor Parkway
Chesterfield, MO 63017
Attention: Todd Larson
Telephone: 636-736-7000
Website Address: www.rgare.com
Reinsurance Company of Missouri Incorporated
1370 Timberlake Manor Parkway
Chesterfield, MO 63017
Attention: Todd Larson
Telephone: 636-736-7000
RGA Reinsurance Company
1370 Timberlake Manor Parkway
Chesterfield, MO 63017
Attention: Todd Larson
Telephone: 636-736-7000
Website Address: www.rgare.com
RGA Life Reinsurance Company of Canada
1255 Peel Street, Suite 1000
Montreal, Québec, H3B 2T9
Attention: Alka Gautam
Telephone: 514-985-5260
Telecopier: 514-985-3066
RGA Reinsurance Company (Barbados) Ltd.
Hampton House
Erdiston Hill
St. Michael, BB1113
Barbados, West Indies
Attention: Chris Evans
Telephone: 246-437-5431
Telecopier: 246-426-8762
Schedule 10.02

RGA Americas Reinsurance Company, Ltd.
Hampton House
Erdiston Hill
St. Michael, BB1113
Barbados, West Indies
Attention: Chris Evans
Telephone: 246-437-5431
Telecopier: 246-426-8762
RGA Worldwide Reinsurance Company, Ltd.
Hampton House
Erdiston Hill
St. Michael, BB1113
Barbados, West Indies
Attention: Chris Evans
Telephone: 246-437-5431
Telecopier: 246-426-8762
RGA Global Reinsurance Company, Ltd.
Victorian Hall
11 Victoria St.
Hamilton, Bermuda HM1
Attention: Shyamika Kurukulasooriya, Account Manager
c/o Marsh Management Services (Bermuda) Ltd.
Telephone: 441-297-9738
Telecopier: 441-294-1699
RGA International Reinsurance Company, Limited
4th Floor, 25-28 Adelaide Road
Dublin 2
Ireland
Attention: Enda Murphy
Telephone: 353-1-605-3000
Telecopier: 353-1-605-3010
Schedule 10.02

ADMINISTRATIVE AGENT:
Administrative Agent’s Office
(for payments and Requests for Credit Extensions):
Bank of America, N.A.
2001 Clayton Road
Mail Code: CA4-702-02-25
Concord, CA 94520
Attention: Geri Hair
Telephone: (925) 675-7338
Telecopier: (888) 969-9235
Electronic Mail: Geralyn.d.hair@bankofamerica.com
Account No. (for Dollars): 3750836479
Ref: Reinsurance Group of America Attn: Credit Services
ABA# 026009593
Account No. (for Euro): 96272019
Ref: Reinsurance Group of America, Attn: Grand Cayman Unit #1207
Swift Address: BOFAGB22
Account No. (for Sterling): 96272027
Ref: Reinsurance Group of America, Attn: Grand Cayman Unit #1207
London Sort Code: 16-50-50
Swift Address: BOFAGB22
Account No. (for Yen): 96272011
Ref: Reinsurance Group of America, Attn: Grand Cayman Unit #1207-Credit Services
Swift Address: BOFAJPJX
Account No. (for Australian Dollars): 96272016
Ref: Reinsurance Group of America, Attn: Grand Cayman Unit #1207
Swift Address: BOFAAUSX
Account No. (for Canadian Dollars): 65042228
Ref: Reinsurance Group of America, Attn: Grand Cayman Unit #1207
Swift Address: BOFACATT
Schedule 10.02

Other Notices as Administrative Agent:
Bank of America, N.A.
Agency Management
1455 Market Street
Mail Code: CA5-701-05-19
San Francisco, CA 94103
Attention: Aamir Saleem
Telephone: (415) 436-2769
Telecopier: (415) 503-5089
Electronic Mail: aamir.saleem@bankofamerica.com
L/C ISSUER:
Bank of America, N.A.
Trade Operations
1 Fleet Way
Mail Code: PA6-580-02-30
Scranton, PA 18507
Attention: John P. Yzeik
Telephone: (570) 330-4315
Telecopier: (570) 330-4186
Electronic Mail: john.p.yzeik@bankofamerica.com
SWING LINE LENDER:
Bank of America, N.A.
2001 Clayton Road
Mail Code: CA4-702-02-25
Concord, CA 94520
Attention: Geri Hair
Telephone: (925) 675-7338
Telecopier: (888) 969-9235
Electronic Mail: Geralyn.d.hair@bankofamerica.com
Account No: 3750836479
Ref: Reinsurance Group of America, Attn: Credit Services
ABA# 026009593
Schedule 10.02

EXHIBIT A
FORM OF COMMITTED LOAN NOTICE
Date: ___________, _____
To: Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Credit Agreement, dated as of September ___, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Reinsurance Group of America, Incorporated, a Missouri corporation (the “Company”), the Loan Parties from time to time party thereto, the Lenders from time to time party thereto, ABN AMRO Bank, N.V., The Bank of New York, The Bank of Tokyo-Mitsubishi UFJ, Ltd. New York Branch, and KeyBank National Association, as Co-Documentation Agents, Wachovia Bank, National Association, as Syndication Agent, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
     The Company hereby requests:
     ☐ A Borrowing of Committed Loans       ☐ A conversion or continuation of Loans
     1. On                                                              (a Business Day).
     2. In the amount of                                         .
     3. Comprised of                                         .
[Type of Committed Loan requested]
     4. In the following currency:
     5. For Eurocurrency Rate Loans: with an Interest Period of                      months.
[Remainder of Page Intentionally Left Blank]
Form of Committed Loan Notice
A - 1

     The Committed Borrowing, if any, requested herein complies with the proviso to the first sentence of Section 2.01 of the Agreement.

REINSURANCE GROUP OF AMERICA, INCORPORATED

By:

Name:

Title:

Form of Committed Loan Notice
A - 2

EXHIBIT B
FORM OF SWING LINE LOAN NOTICE
Date: ___________, _____

To:	Bank of America, N.A., as Swing Line Lender Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Credit Agreement, dated as of September ___, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Reinsurance Group of America, Incorporated, a Missouri corporation (the “Company”), the Loan Parties from time to time party thereto, the Lenders from time to time party thereto, ABN AMRO Bank, N.V., The Bank of New York, The Bank of Tokyo-Mitsubishi UFJ, Ltd. New York Branch, and KeyBank National Association, as Co-Documentation Agents, Wachovia Bank, National Association, as Syndication Agent, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
     The undersigned hereby requests a Swing Line Loan:
     1. On                                          (a Business Day).
     2. In the amount of $                    (which shall be a minimum amount of $500,000).
     The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

REINSURANCE GROUP OF AMERICA, INCORPORATED

By:

Name:

Title:

Form of Swing Line Loan Notice
B - 1

EXHIBIT C
FORM OF NOTE
September ___, 2007
     FOR VALUE RECEIVED, the undersigned (the “Company”) hereby promises to pay to                      or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Company under that certain Credit Agreement, dated as of September ___, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Reinsurance Group of America, Incorporated, a Missouri corporation, the Loan Parties from time to time party thereto, the Lenders from time to time party thereto, ABN AMRO Bank, N.V., The Bank of New York, The Bank of Tokyo-Mitsubishi UFJ, Ltd. New York Branch, and KeyBank National Association, as Co-Documentation Agents, Wachovia Bank, National Association, as Syndication Agent, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
     The Company promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in the currency in which such Committed Loan was denominated and in Same Day Funds at the Administrative Agent’s Office for such currency. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
     This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount, currency and maturity of its Loans and payments with respect thereto.
     The Company, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.
     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
Form of Note

REINSURANCE GROUP OF AMERICA, INCORPORATED

By:

Name:

Title:

Form of Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Amount of
		Currency		Principal	Outstanding
		and	End of	or Interest	Principal
	Type of	Amount of	Interest	Paid This	Balance	Notation
Date	Loan Made	Loan Made	Period	Date	This Date	Made By

Form of Note

EXHIBIT D
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date:_________________,
To: Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Credit Agreement, dated as of September ___, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Reinsurance Group of America, Incorporated, a Missouri corporation (the “Company”), the Loan Parties from time to time party thereto, the Lenders from time to time party thereto, ABN AMRO Bank, N.V., The Bank of New York, The Bank of Tokyo-Mitsubishi UFJ, Ltd. New York Branch, and KeyBank National Association, as Co-Documentation Agents, Wachovia Bank, National Association, as Syndication Agent, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
     The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                                              of the Company, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Company, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
     1. The Company has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Company ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.
[Use following paragraph 1 for fiscal quarter-end financial statements]
     1. The Company has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Company ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.
     2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Company during the accounting period covered by such financial statements.
     3. A review of the activities of the Company during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such
Form of Compliance Certificate

fiscal period the Company performed and observed all its Obligations under the Loan Documents, and
[select one:]
     [to the best knowledge of the undersigned, during such fiscal period the Company performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]
—or—
     [to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]
     4. The representations and warranties of (i) each Loan Party contained in Article V of the Agreement and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.
     5. The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Certificate.
[Remainder of Page Intentionally Left Blank]
Form of Compliance Certificate

     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                                         , 20___.

REINSURANCE GROUP OF AMERICA, INCORPORATED

By:

Name:

Title:

Form of Compliance Certificate

For the Quarter/Year ended                                         (“Statement Date”)
SCHEDULE 1
to the Compliance Certificate
($ in 000’s)

I.	Section 7.11(a) – Consolidated Net Worth.

	A.	Consolidated Net Worth at Statement Date:

		1.	consolidated stockholder’s equity of the Company and its Consolidated Subsidiaries:	$

		2.	Consolidated Net Worth (Line I.A1):	$

Minimum Required: $1,750,000.00

II.	Section 7.11(b) – Consolidated Indebtedness to Total Capitalization.

	A.	Consolidated Indebtedness at Statement Date:		$

	B.	Adjusted Consolidated Net Worth at Statement Date:		$

		1.	Consolidated Net Worth (Line I.A.2):	$

		2.	consolidated Mandatorily Redeemable Stock:	$

		3.	aggregate outstanding amount of Hybrid Securities (not in excess of Hybrid Exclusion Amount):	$

		4.	Adjusted Consolidated Net Worth (Lines II.B.1–II.B.2+II.B.3):	$

	C.	Lines II.A+II.B.4		$

Maximum Permitted: Line II.A may not exceed 35% of Line II.C
Form of Compliance Certificate

EXHIBIT E
ASSIGNMENT AND ASSUMPTION
     This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

for Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]
3.	Loan Parties: Reinsurance Group of America, Incorporated, Reinsurance Company of Missouri, Incorporated, RGA Reinsurance Company, RGA Life Reinsurance Company of Canada, RGA Reinsurance Company (Barbados) Ltd., RGA Americas Reinsurance
Form of Assignment and Assumption

Company, Ltd., RGA Worldwide Reinsurance Company, Ltd., RGA Global Reinsurance Company, Ltd. and RGA International Reinsurance Company Limited
4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement
5.	Credit Agreement: Credit Agreement, dated as of September ___, 2007, among Reinsurance Group of America, Incorporated, a Missouri corporation, the Other Loan Parties, the Lenders from time to time party thereto, ABN AMRO Bank, N.V., The Bank of New York, The Bank of Tokyo-Mitsubishi UFJ, Ltd. New York Branch, and KeyBank National Association, as Co-Documentation Agents, Wachovia Bank, National Association, as Syndication Agent, and Bank of America, N.A., as Administrative Agent, L/C Issuer, and Swing Line Lender
6.	Assigned Interest:

Percentage
			Aggregate Amount	Amount of	Assigned of
		Facility	of Commitment	Commitment	Commitment	CUSIP
Assignor	Assignee	Assigned	for all Lenders	Assigned	Loans	Number
			$	$	%

			$	$	%

			$	$	%

     7. Trade Date:
Effective Date:                      , 20__.
     The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Name:
Title:

Form of Assignment and Assumption

Consented to and Accepted:
BANK OF AMERICA, N.A., as
Administrative Agent

By:
Name:
Title:

[Consented to:
REINSURANCE GROUP OF AMERICA,
INCORPORATED

By:
Name:
Title:]

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
     1. Representations and Warranties.
     1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
     1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii), (v), (vi) and (vii) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have (in addition to any such rights and obligations than otherwise held by it) the rights and obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will
Form of Assignment and Assumption

perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.
Form of Assignment and Assumption

EXHIBIT F
LOAN PARTY REQUEST AND ASSUMPTION AGREEMENT
Date: ___________, _____

To:	Bank of America, N.A., as Administrative Agent Ladies and Gentlemen:
     This Loan Party Request and Assumption Agreement is made and delivered pursuant to Section 2.14 of that certain Credit Agreement, dated as of September ___, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Reinsurance Group of America, Incorporated, a Missouri corporation (the “Company”), the Loan Parties from time to time party thereto, the Lenders from time to time party thereto, ABN AMRO Bank, N.V., The Bank of New York, The Bank of Tokyo-Mitsubishi UFJ, Ltd. New York Branch, and KeyBank National Association, as Co-Documentation Agents, Wachovia Bank, National Association, as Syndication Agent, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Loan Party Request and Assumption Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
     The Company hereby confirms, represents and warrants to the Administrative Agent and the Lenders that [___], a ___(the “Applicant Loan Party”) is a Subsidiary of the Company that is an Insurance Company.
     The documents required to be delivered to the Administrative Agent under Section 2.14 of the Credit Agreement will be furnished to the Administrative Agent in accordance with the requirements of the Credit Agreement.
     Complete if the Applicant Loan Party is a Domestic Subsidiary: The true and correct U.S. taxpayer identification number of the Applicant Loan Party is ___.
     Complete if the Applicant Loan Party is a Foreign Subsidiary: The true and correct unique identification number that has been issued to the Applicant Loan Party by its jurisdiction of organization and the name of such jurisdiction are set forth below:

Identification Number	Jurisdiction of Organization

     The parties hereto hereby confirm that with effect from the date of the Loan Party Notice for the Applicant Loan Party, the Applicant Loan Party shall have obligations, duties and liabilities toward each of the other parties to the Credit Agreement identical to those which the Applicant Loan Party would have had if the Applicant Loan Party had been an original party to the Credit Agreement as a Borrower. Effective as of the date of the Loan Party Notice for the Applicant Loan Party, the Applicant Loan Party confirms its acceptance of, and consents to, all
Loan Party Request and Assumption Agreement

representations and warranties, covenants, and other terms and provisions of the Credit Agreement.
     The parties hereto hereby request that the Applicant Loan Party be entitled to [receive Loans] [and/or] [have Letters of Credit issued for its account under the Credit Agreement], and understand, acknowledge and agree that neither the Applicant Loan Party nor the Company on its behalf shall have any right to request any [Loans] [and/or] [Letters of Credit] for its account unless and until the date five Business Days after the effective date designated by the Administrative Agent in a Loan Party Notice delivered to the Company and the Lenders pursuant to Section 2.14 of the Credit Agreement.
     This Loan Party Request and Assumption Agreement shall constitute a Loan Document under the Credit Agreement.
     THIS LOAN PARTY REQUEST AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
[Remainder of Page Intentionally Left Blank]
Loan Party Request and Assumption Agreement

     IN WITNESS WHEREOF, the parties hereto have caused this Loan Party Request and Assumption Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

REINSURANCE GROUP OF AMERICA, INCORPORATED

By:

Name:

Title:

[APPLICANT LOAN PARTY]

By:

Name:

Title:

Loan Party Request and Assumption Agreement

EXHIBIT G
LOAN PARTY NOTICE
Date: ___________, _____
To: Reinsurance Group of America, Incorporated
     The Lenders party to the Credit Agreement referred to below
     Ladies and Gentlemen:
     This Loan Party Notice is made and delivered pursuant to Section 2.14 of that certain Credit Agreement, dated as of September ___, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Reinsurance Group of America, Incorporated, a Missouri corporation (the “Company”), the Loan Parties from time to time party thereto, the Lenders from time to time party thereto, ABN AMRO Bank, N.V., The Bank of New York, The Bank of Tokyo-Mitsubishi UFJ, Ltd. New York Branch, and KeyBank National Association, as Co-Documentation Agents, Wachovia Bank, National Association , as Syndication Agent, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Loan Party Notice and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
     The Administrative Agent hereby notifies Company and the Lenders that effective as of the date hereof [___] shall be a Loan Party and may receive [Loans] [and/or] [Letters of Credit] for its account on the terms and conditions set forth in the Credit Agreement.
     This Loan Party Notice shall constitute a Loan Document under the Credit Agreement.
[Remainder of Page Intentionally Left Blank]
Loan Party Notice
G - 1

BANK OF AMERICA, N.A., as Administrative Agent

By:

Name:

Title:

Loan Party Notice
G - 2